                                                                    Exhibit 10.1

                                -----------------

                            ASSET PURCHASE AGREEMENT

                                -----------------

                                      AMONG

                          CELITE HOLDINGS CORPORATION,

                               CELITE CORPORATION

                                       and

                           MANVILLE SALES CORPORATION

                                -----------------

                                  July 1, 1991

                                -----------------

                                TABLE OF CONTENTS

                                                                           Page
                                                                           -----
I.         DEFINITIONS ..................................................    3

II.        TRANSFER OF ASSETS AND LIABILITIES

2.01       Assets to be Sold ............................................   11
2.02       Purchase Price ...............................................   14
2.03       Estimated Cash Payment .......................................   16
2.04       Liabilities to be Assumed by Buyer ...........................   17
2.05       Closing; Certain Deliveries ..................................   18
               (a) Closing ..............................................   18
               (b) Deliveries by Seller .................................   19
               (c) Deliveries by Buyer and New Celite ...................   20
2.06       Preliminary Financial Statements .............................   21
2.07       Closing Date Financial Statements ............................   21
2.08       Final Computation of Cash Purchase Price and Adjustment
           Payment ......................................................   23

III.       RELATED MATTERS

3.01       Transitional Services Agreement ..............................   24
3.02       Perlite Agreement ............................................   24
3.03       Access to Books and Records ..................................   24
3.04       Employees; Pensions; Thrift Plan .............................   25
               (a) Employees ............................................   25
               (b) Pension and Thrift Plans .............................   27
               (c) Welfare Plans ........................................   34
               (d) Workers' Compensation ................................   36
               (e) Severance; Break-in-Service; Shut-Down Liabilities;
                   Accrued Vacation and Sick Leave ......................   36
               (f) Employee Bonus and Incentive Plans ...................   37
3.05       Seller's Accounts Receivable; Seller's Accounts Payable ......   37
3.06       Defective Goods, Returns and Retentions ......................   38
3.07       Undelivered Merchandise ......................................   39
3.08       Insurance Policies ...........................................   39
3.09       Computer Software Agreement ..................................   40

IV.        REPRESENTATIONS AND WARRANTIES OF SELLER

4.01       Organization, Etc ............................................   40
4.02       Authority ....................................................   41
4.03       Execution and Binding Effect .................................   41
4.04       Consents and Approvals; No Violation .........................   41
4.05       Financial Statements .........................................   42
4.06       Inventory ....................................................   43
4.07       Absence of Certain Changes or Events .........................   44
4.08       Employee Benefit Plans;  ERISA ...............................   45
4.09       Labor Relations ..............................................   48
4.10       Real Property ................................................   49
4.11       Leasehold Interests ..........................................   53
4.12       Unpatented Mining Claims, Surface Rights and Water Rights ....   54
4.13       Personal Property ............................................   55
4.14       Title to Assets ..............................................   55
4.15       Condition of Assets ..........................................   55
4.16       Patents, Trademarks and Copyrights ...........................   56
4.17       Disclosure ...................................................   57
4.18       Insurance ....................................................   57
4.19       Certain Contracts and Commitments ............................   57
4.20       Ability to Conduct Business ..................................   58
4.21       Compliance with Applicable Law ...............................   59
4.22       Litigation ...................................................   60
4.23       Warranties and product Liability .............................   60
4.24       Environmental Matters ........................................   61
4.25       Brokers and Finders ..........................................   63

V.         REPRESENTATIONS AND WARRANTIES OF BUYER AND NEW CELITE

5.01       Organization, Etc ............................................   63
5.02       Authority ....................................................   63
5.03       Execution and Binding Effect .................................   64
5.04       Consent and Approvals; No Violation ..........................   64
5.05       Funds ........................................................   65
5.06       Brokers and Finders ..........................................   65

VI.        OTHER OBLIGATIONS OF THE PARTIES

6.01       Conduct of Business of the U.S. Filtration and Minerals
           Business Pending the Closing .................................   65
6.02       Access to Information and Records ............................   66
6.03       Public Announcements .........................................   67
6.04       Furnishing Information .......................................   67
6.05       Certain Notifications ........................................   67

6.06       Best Efforts .................................................   68
6.07       Proration of Taxes and Certain Charges .......................   68
6.08       Non-Competition ..............................................   69
6.09       WARN .........................................................   71
6.10       Refil, S.A. Commission Payments ..............................   71
6.11       Reclamation ..................................................   71
6.12       Pumicite Deposit .............................................   72

VII.       CONDITIONS TO BUYER'S OBLIGATIONS

7.01       Representations and Warranties True ..........................   73
7.02       Performance of Seller ........................................   73
7.03       Opinion of Counsel to Seller .................................   73
7.04       Authorization of Sale of Assets; Consents ....................   73
7.05       No Proceeding or Litigation ..................................   74
7.06       Simultaneous Closing of the Other Agreements .................   74
7.07       Documents ....................................................   75
7.08       Surveys ......................................................   75
7.09       Title Insurance Commitments ..................................   75
7.10       Officers' Certificates .......................................   75

VIII.      CONDITIONS TO SELLER'S OBLIGATIONS

8.01       Representations and Warranties True ..........................   76
8.02       Performance of Buyer and New Celite ..........................   76
8.03       Opinion of Counsel to Buyer ..................................   76
8.04       Authorization of Sale of Assets; Consents ....................   76
8.05       No Proceeding or Litigation ..................................   77
8.06       Officers' Certificate ........................................   77
8.07       Simultaneous Closing of the Other Agreements .................   78
8.08       Documents ....................................................   78

IX.        SURVIVAL OF WARRANTIES, INDEMNIFICATION

9.01       Survival of Warranties .......................................   78
9.02       Agreements to Indemnify ......................................   78
               (a) Indemnification by Seller ............................   78
               (b) Limitations on Indemnification by Seller .............   79
               (c) Indemnification by Buyer .............................   80
               (d) Limitations on Indemnification by Buyer ..............   81
               (e) Proration of Claims ..................................   82

9.03       Procedures Regarding Indemnification .........................   83

X.         TERMINATION, AMENDMENT AND WAIVER

10.01      Termination of Agreement .....................................   84
10.02      Procedure and Effect of Termination ..........................   85
10.03      Amendment, Extension and Waiver ..............................   85

XI.        MISCELLANEOUS

11.01      Legal and Other Fees .........................................   85
11.02      Payment of Transfer Taxes and Tax Filings ....................   86
11.03      Waiver of Compliance and Consents ............................   87
11.04      Assignment; Parties in Interest ..............................   87
11.05      Bulk Sales Laws ..............................................   88
11.06      Entire Agreement .............................................   88
11.07      Headings .....................................................   88
11.08      Notices ......................................................   89
11.09      Confidentiality ..............................................   90
11.10      Governing Law and Submission to Jurisdiction .................   91
11.11      Seller's Knowledge ...........................................   91
11.12      Counterparts .................................................   91
11.13      Severability .................................................   92

Exhibits

A     Business Property Transfer Agreement
B     Bills of Sale
C     Business Property Assignment
D     Buyer's Undertakings
E     Accounting Guidelines
F     Opinion of Coopers & Lybrand
G     Transitional Services Agreement
H     Perlite Agreement
I     Computer Software Agreement
J     Annual Business Financial Statement

Schedules

2.01(c)(vi)    Subleases
3.04(a)        Collective Bargaining Agreements; Benefits for Salaried Employees
3.04(e)        Employees Provided Termination Costs by Seller
4.04           Consents and Approvals of Seller
4.07           Certain Changes or Events
4.08(a)        Employee Benefit Plans
4.06(b)        Post-Retirement Benefits
4.08(c)        Pension Plans - Exceptions to Legal Compliance; Loans
4.08(e)        Non-Qualified Employee Plans
4.08(f)        Multiemployer Plans; Employment Agreements; Obligations to Continue Benefits
4.08(g)        Contracts with Directors, Officers or Independent Contractors
4.09           Other Employee Related Agreements
4.10(a)        List and Legal Description of Real Property
4.10(b)        Actions, Suits or Proceedings Pertaining to Real Property
4.10(e)        Unrecorded Licenses, Leases, Use Agreements and Understandings
4.10(f)        Access
4.10(g}        Endangered or Threatened Animals or Plants and Wetlands
4.10(i)        Options to Purchase or Rights of First Refusal
4.10(j)        Identified Diatomaceous Earth Deposits of Commercial Quality
4.11           Leasehold Interests
4.12(a)        Mining Claims
4.12(b)        Conflicting Claims Relating to Unpatented Mining Claims
4.12(c)        Access Agreements
4.13           Personal Property
4.14           Title to Assets
4.15           Condition of Assets
4.16           Business Property
4.18           Insurance Policies
4.19           Certain Contracts and Commitments
4.21           Seller Approvals
4.22           Litigation
4.23(a)        Warranties
4.23(b)        Product Liability
4.24           Environmental Matters
5.04           Consents and Approvals of Buyer
6.06           Manville Guarantee
6.08           Ongoing Research Projects

                            ASSET PURCHASE AGREEMENT

            ASSET PURCHASE AGREEMENT dated as of July 1, 1991, by and among CELITE HOLDINGS CORPORATION, a Delaware corporation ("New Celite"), CELITE CORPORATION, a Delaware corporation and a wholly owned subsidiary of New Celite ("Buyer"), and MANVILLE SALES CORPORATION, a Delaware corporation ("Seller").

                                   WITNESSETH:

            WHEREAS, Manville Corporation, a Delaware corporation and sole stockholder of Seller ("Manville"), through its various direct and indirect subsidiaries and joint venture interests, is engaged worldwide in a filtration and minerals business (the "Filtration and Minerals Business") consisting principally of (i) mining, processing and distributing diatomite for various uses including as a filtration aid and functional filler, and (ii) mining, processing and distributing perlite for various uses including ceiling tiles, filter aids and insulation boards, but not including the perlite processing plants owned and operated by Seller's roofing division or in connection with Seller's calcium silicate ("T-12") business conducted in Weukegan, Illinois;

            WHEREAS, Manville wishes to sell, and New Celite wishes to acquire, directly and through Buyer, Manville's Filtration and Minerals Business;

            WHEREAS, contemporaneous with the execution of this Agreement, New Celite, Buyer and Manville International B.V., as indirect wholly owned subsidiary of Manville ("Manville B.V."), are entering into a stock purchase agreement whereby Manville B.V. will directly or indirectly sell, and Buyer will directly or indirectly purchase, the stock of and certain assets of certain subsidiaries of Manville B.V. (the "European Companies") through which the Filtration and Minerals Business is conducted in Europe (the "European Stock Purchase Agreement");

            WHEREAS, contemporaneous with the execution of this Agreement, New Celite, Buyer and Manville are entering into a stock purchase agreement whereby Manville will sell and Buyer will purchase the stock of certain Bales subsidiaries of Manville and stock of, and related interests in, certain corporations organized in Mexico and Iceland (the "Joint Venture Companies"), which subsidiaries and corporations have constituted part of the Filtration and Minerals Business (the "Joint Venture Stock Purchase Agreement");

            WHEREAS, on May 24, 1991, Alleghany Corporation, a Delaware corporation and sole stockholder of New Celite ("Alleghany"), and Manville entered into a loan agreement pursuant to which the loan made to Manville thereunder will be repaid by the delivery to Buyer, as assignee of Alleghany, of approximately 60% of the outstanding capital stock of Dialmecon S.A. de C.V. on the Closing Date (the "Loan Agreement");

            WHEREAS, upon the Closing of this Agreement, New Celite and Manville will enter into a Business Property Transfer Agreement substantially in the form of Exhibit A attached hereto whereby Manville will assign and New Celite will acquire certain patented and unpatented technology, the Celite trade name, certain trademarks and other intellectual property used primarily in connection with the Filtration and Minerals Business (the "Business Property Transfer Agreement");

            WHEREAS, contemporaneous with the execution of this Agreement, Alleghany, Seller, Manville B.V. and Manville are entering into an agreement whereby Alleghany will agree to cause each of New Celite and Buyer to perform its pre-Closing obligations hereunder (the "Alleghany Agreement");

            WHEREAS, contemporaneous with the execution of this Agreement, New Celite, Buyer and Manville are entering into an agreement relating to certain matters in connection with New Celite's acquisition, directly and through Buyer, of the Filtration and Minerals Business; and

            WHEREAS, this Agreement sets forth the terms and conditions upon which Buyer agrees to purchase from Seller and Seller agrees to sell to Buyer, all of the properties and assets of Seller used primarily in the Filtration and Minerals Business, other than those transferred pursuant to the European Stock Purchase Agreement, the Joint Venture Stock Purchase Agreement, the Business Property Transfer Agreement and the Loan Agreement (said four other agreements, collectively, the "Other Agreements") or expressly excluded from sale therein or herein.

            NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties, intending to be legally bound hereby, agree as follows:

                                 I. DEFINITIONS

            Unless otherwise defined in this Agreement or in the Exhibits and Schedules to this Agreement, defined terms in this Agreement and in the Exhibits and Schedules to this Agreement shall have the meanings assigned to them, as follows:

            "Adjusted Cash Purchase Price" has the meaning assigned in Section 2.02(a).

            "Adjustment Date" has the meaning assigned in Section 2.08.

            "Affiliate" or "affiliate" has the meaning provided in Rule 12b-2 under the Exchange Act, as in effect on the date hereof.

            "Agreement" means this Asset Purchase Agreement dated as of July 1, 1991 by and among New Celite, Buyer and Seller.

            "Alleghany" means Alleghany Corporation, a Delaware corporation.

            "Alleghany Agreement" has the meaning assigned in the seventh "Whereas" clause.

            "Annual Business Financial Statements" has the meaning assigned in
Section 4.05.

            "Assets" has the meaning assigned in Section 2.01(a).

            "Assumed Liabilities" means the liabilities assumed by Buyer pursuant to Section 2.04(a).

            "Bills of Sale" has the meaning assigned in Section 2.01(c).

            "Book Value of the F&M Assets" has the meaning assigned in Section 2.02(d).

            "Book Value of the F&M Liabilities" has the meaning assigned in
Section 2.02(d).

            "Business" has the meaning assigned in Section 6.08(a).

            "Business day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

            "Business Property Transfer Agreement" has the meaning assigned in the sixth "Whereas" clause.

            "Buyer" means Celite Corporation, a Delaware corporation and a wholly owned subsidiary of New Celite.

            "Buyer Indemnitees" has the meaning assigned in Section 9.02(a).

            "Buyer's Pension Plan(s)" has the meaning assigned in Section 3.04(b)(ii).

            "Buyer's Post-Retirement Group" has the meaning assigned in Section 3.04(c)(iv)(A).

            "Buyer's Statement" has the meaning assigned in Section 2.07(c).

            "Buyer's Welfare Plans" has the meaning assigned in Section 3.04
(c)(i).

            "Cash Purchase Price" has the meaning assigned in Section 2.02(a).

            "Claims" has the meaning assigned in Section 9.02(a).

            "Closing" has the meaning assigned in Section 2.05(a).

            "Closing Date" has the meaning assigned in Section 2.05(a).

            "Closing Date Balance Sheet" has the meaning assigned in Section 2.07(a).

            "Closing Date Financial Statements" has the meaning assigned in
Section 2.07(a).

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Collective Bargaining Agreements" has the meaning assigned in
Section 3.04(a).

            "Computer Software Agreement" has the meaning assigned in Section 3.09.

            "Dispute Resolution Accounting Firm" has the meaning assigned in
Section 2.07(e).

            "Employee Plans" has the meaning assigned in Section 4.08(a).

            "Environment" means navigable waters, waters of the contiguous zone, ocean waters, natural resources, flora and fauna, surface waters, groundwater, drinking water supply, land surface, subsurface strata and air.

            "Environmental Approval" means any approval, consent, waiver, exemption, order, permit, authorization, right or license required by any governmental authority relating to health, safety or the Environment.

            "Environmental Laws." means (i) the Occupational Health and Safety Act of 1970, as amended; (ii) the Mine Safety and Health Act of 1977, as amended; and (iii) federal, state, local and foreign laws, principles of common law, regulations and codes, as well as orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to health or safety, pollution, or protection of the Environment, including, but not limited to, those relating to the Release or threatened Release of Hazardous Substances into the Environment or otherwise relating to the presence, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances,

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" means all persons (whether or not incorporated) which are treated as being under common control or as a single employer with Seller under Section 414(b), (c), (m) or (o) of the Code.

            "Estimated Cash Payment" has the meaning assigned in Section 2.03.

            "European Cash Purchase Price" has the meaning assigned in Section 2.02(d)

            "European Companies" has the meaning assigned in the third "Whereas" clause.

            "European Stock Purchase Agreement" has the meaning assigned in the third "Whereas" clause.

            "Excess Inventories" has the meaning assigned in Section 2.02(d).

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Excluded Assets" has the meaning assigned in Section 2.01(b).

            "Excluded Liabilities" has the meaning assigned in Section 2.04(b).

            "Filtration and Minerals Business" has the meaning assigned in the first "Whereas" clause.

            "F&M Interim Results" has the meaning assigned in Section 2.02(d).

            "generally,accepted accounting principles" means the conventions, rules and procedures that define accepted accounting practice in the United States.

            "Hazardous Substance" means any toxic waste, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, including, without limitation, any such substance regulated under or defined by any Environmental Law.

            "Hourly Employees" has the meaning assigned in Section 3.04(a).

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "IMC" has the meaning assigned in Section 2.01(b)(vi).

            "Indemnitor" has the meaning assigned in Section 9.03(a).

            "Injury" has the meaning assigned in Section 2.04(b)(v).

            "Interest Adjustment" has the meaning assigned in Section 2.02(d).

            "Interim Statement of Earnings" has the meaning assigned in Section 2.07(a).

            "Joint Venture Cash Purchase Price" has the meaning assigned in
Section 2.02(d).

            "Joint Venture Companies" has the meaning assigned in the fourth "Whereas" clause.

            "Joint Venture Stock Purchase Agreement" has the meaning assigned in the fourth "Whereas" clause.

            "Leasehold Interests" has the meaning assigned in Section 4.11.

            "Liens" has the meaning assigned in Section 4.14.

            "Loan Agreement" has the meaning assigned in the fifth "Whereas" clause.

            "Manville" means Manville Corporation, a Delaware corporation.

            "Manville B.V." has the meaning assigned in the third "Whereas" clause.

            "Manville Thrift Plan" has the meaning assigned in Section 3.04(b)(vii).

            "Mining Law of 1872" has the meaning assigned in Section 4.12(a).

            "Multiemployer Plan" means a multiemployer plan, as defined in
Section 3(37) of ERISA.

            "NESHAP" means National Emission Standards for Hazardous Air Pollutants, set forth at 42 U.S.C. Section 7412.

            "Net Book Value Change" has the meaning assigned in Section 2.02(d).

            "Net Book Value of the F&M Business" has the meaning assigned in
Section 2.02(d).

            "New Celite" means Celite Holdings Corporation, a Delaware corporation.

            "Off Site Packaging Materials" has the meaning assigned in Section 2.0l(d).

            "Order" has the meaning assigned in Section 11.04(b).

            "Other Agreements" has the meaning assigned in the ninth "Whereas" clause.

            "PBGC" means the Pension Benefit Guaranty Corporation.

            "Perlite Agreement" has the meaning assigned in Section 3.02.

            "Post-Retirement Reserve" has the meaning assigned in Section 3.04
(c)(ii)(E).

            "Preliminary Financial Statements" has the meaning assigned in
Section 2.06.

            "Preliminary F&M Interim Results" has the meaning assigned in
Section 2.02(d).

            "Pumicite Deposit" has the meaning assigned in Section 6.12.

            "RCRA" means the Resource Conservation and Recovery Act, as amended, set forth at 42 U.S.C. Section 6901 at seq., including any rules and regulations promulgated in connection therewith.

            "Real Property" has the meaning assigned in Section 4.10 (a).

            "Refil" has the meaning assigned in Section 2.01(b)(vi).

            "Refil Debt" has the meaning assigned in Section 2.01(b)(vi).

            "Refil Stock Purchase Agreement" has the meaning assigned in Section 2.01(b)(vi).

            "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Substance into the Environment.

            "Salaried Employees" has the meaning assigned in Section 3.04(a).

            "Seller" means Manville Sales Corporation, a Delaware corporation and a wholly owned subsidiary of Manville.

            "Seller Approvals" has the meaning assigned in Section 4.21.

            "Seller Indemnitees" has the meaning assigned in Section 9.02(c).

            "Seller Receivables" has the meaning assigned in Section 3.05(a).

            "Seller's Business Property" has the meaning assigned in Section
4.16.

            "Seller's Pension Plans" has the meaning assigned in Section 3.04(b)(i).

            "Seller's Post-Retirement Group" has the meaning assigned in Section 3.04(c)(ii)(B).

            "Seller's Welfare Plans" has the meaning assigned in Section 3.04(c)(i).

            "Subsidiary" or "subsidiary" has the meaning provided in Rule l2b-2 under the Exchange Act, as in effect on the date hereof.

            "Successor Thrift Plan" has the meaning assigned in Section 3.04(b)(vii).

            "Surveys" has the meaning assigned in Section 7.08.

            "Tax" or "Taxes" means any federal, state, county, local, foreign and other income, profits, gains, net worth, occupation, property (real or personal), franchise, capital stock, license, excise, value added payroll, employees' income withholding, social security, unemployment or other tax, any penalty, addition to tax and interest on the foregoing, and any Transfer Taxes.

            "Termination" has the meaning assigned in Section 3.04(e).

            "Termination Costs" has the meaning assigned in Section 3.04(e).

            "Title Insurer" means Chicago Title Insurance Company or such other title insurance company as may be selected by Buyer.

            "Trade Names" means the "Celite" name, trademark, servicemark and logo or any variants thereof, and such other names, trademarks and servicemarks relating primarily to the operation of the U.S. Filtration and Minerals Business, but not including any names, trademarks or servicemarks that use "Manville" or "MVL."

            "Transfer Amount" has the meaning assigned in Section 3.04(b)(iv).

            "Transferring Employees" has the meaning assigned in Section 3.04(b)(i).

            "Transfer Tax" or "Transfer Taxes" means any federal, state, county, local, foreign and other sales, use, transfer, conveyance, gross receipts, documentary transfer, recording or other similar tax imposed upon the sale, transfer or assignment of property or any interest therein, and any penalty, addition to tax or interest with respect thereto, but such term shall not include any tax on, based upon or measured by, the net income, gains or profits from such sale, transfer or assignment of the property or any interest therein.

            "Transitional Services Agreement" has the meaning assigned in
Section 3.01.

            "TSCA" means the Toxic Substances Control Act, as amended, set forth at 15 U.S.C. Section 2601 et seq., including any rules and regulations promulgated in connection therewith.

            "Unpatented Mining Claims" has the meaning assigned in Section 4.12
(a).

            "U.S. Filtration and Minerals Business" has the meaning assigned in
Section 2.01(a).

            "Valuation Date" has the meaning assigned in Section 3.04(b)(iv).

            "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988.

                     II. TRANSFER OF ASSETS AND LIABILITIES

2.01. Assets to be Sold.

            2.01(a). Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell, convey, assign, transfer and deliver to Buyer all of Seller's right, title and interest in and to the properties and assets of every kind, nature and description, real, personal or mixed, tangible or intangible, and wherever situated, owned, possessed or held by Seller, or any of its subsidiaries, on the Closing Date and used or held for use primarily in the Filtration and Minerals Business other than (i) the Excluded Assets, or (ii) the properties and assets acquired by New Celite or Buyer pursuant to the Other Agreements (as so limited, the "Assets"). The Assets include, without limitation, Seller's right, title and interest in real property and improvements listed on Schedule 4.10(a) hereto, personal property listed on Schedule 4.13 hereto and recorded as assets on the Closing Date Balance Sheet, Seller's Business Property listed on Schedule 4.16.1 hereto, Unpatented Mining Claims listed on Schedule 4.12(a) hereto, leasehold interests listed on Schedule 4.11 hereto, contracts and agreements listed on Schedule 4.19 hereto, and inventories, supplies, fixtures and other assets located at the locations included in the Real Property or the Leasehold Interests. The portion of the Filtration and Minerals Business conducted by Seller and utilizing the Assets is herein referred to as the "U.S. Filtration and Minerals Business."

            2.01(b). Notwithstanding anything herein to the contrary, Seller is not selling to Buyer and Buyer is not purchasing from Seller any property or assets of any kind, nature and description owned, possessed or held by Seller or any of its subsidiaries on the Closing Date and not used or held for use primarily in the U.S. Filtration and Minerals

Business (the "Excluded Assets") including, without limitation: (i) all of the properties and assets located in Denver, Colorado or Dallas, Texas which have been used to provide accounting and management support for the U.S. Filtration and Minerals Business other than books and records of the U.S. Filtration and Minerals Business otherwise to be transferred hereunder; (ii) cash and cash equivalents; (iii) mining claims other than those identified in Schedules 4.10(a) and 4.12(a); (iv) the perlite processing plants owned and operated by Seller's roofing division or in connection with Seller's calcium silicate ("T-12") business conducted in Waukegan, Illinois; (v) any Filtration and Minerals Business receivables held by Manville Canada, Inc.; and (vi) debt (the "Refil Debt") owed by Refil S.A. ("Refil") and Eduardo R. Stover to International Manville Corporation ("IMC") or its successors or assigns as set forth in the Stock Purchase Agreement, dated September 24, 1986 between IMC and Eduardo R. Stover (the "Refil Stock Purchase Agreement"). The Refil Debt consists of a long term receivable in the principal amount of U.S. $811,032, which is secured by (1) a pledge of assets contained in Article IV of the Refil Stock Purchase Agreement; (2) a mortgage dated September 22, 1986 in the amount of U.S. $250,000 on the land, building and automobiles of Refil; and (3) eight promissory notes, each in the principal amount of U.S. $101,379 and dated September 22, 1986 executed by Refil in favor of IMC.

            2.01(c). The sale, conveyance, assignment, transfer and delivery of the U.S. Filtration and Minerals Business will be effected by delivery at the Closing by Seller to Buyer of (i) duly executed bills of sale in the form of Exhibit B hereto (the "Bills of Sale"); (ii) (A) good and sufficient grant deeds, which will be in recordable form with all Transfer Taxes affixed or paid and which will be sufficient to transfer all of Seller's right, title and interest in and to the portion of the Real Property included in the Assets located in the State of California, and (B) good and sufficient special warranty deeds, which will be in recordable form with all Transfer Taxes affixed or paid and which will be sufficient to transfer all of Seller's right, title and interest in and to the portion of the Real Property included in the Assets located outside of the State of California; (iii) good and sufficient quitclaim deeds, which will be in recordable form with all Transfer Taxes affixed or paid and which will be sufficient to transfer all of Seller's right, title and interest in and to any unpatented mining claims and water rights included in the Assets; (iv) instruments of assignment with respect to which Seller will assign and transfer to Buyer all of Seller's right and interest in and to the leases of real and personal property and other agreements, instruments and documents to be assigned to Buyer, and pursuant to which Buyer will assume and agree to perform and discharge all duties and obligations of Seller under the leases, agreements, instruments and documents to be assigned and transferred to Buyer; (v) a written assignment, in the form of Exhibit C hereto, pursuant to which Seller will assign and transfer to Buyer all of Seller's right and interest in and to the Business Property listed in Schedule 4.16.1 hereto; (vi) duly executed subleases in form and substance reasonably satisfactory to Buyer and on terms no less favorable than those currently existing and lease set forth in Schedule 2.01(c)(vi) in form and substance reasonably satisfactory to Buyer; and (vii) such other good and sufficient instruments of conveyance, transfer and assignment as shall be reasonably necessary or reasonably requested by Buyer to vest in Buyer all of Seller's right, title and interest to the Assets to be purchased by Buyer pursuant to this Agreement. Seller shall transfer to Buyer all permits, licenses and governmental approvals of plans of operations on the mining claims or related to the water rights by means appropriate to each and, in such instances where the same are not transferable, shall use its best efforts to assist Buyer in effecting a reissuance of such permits, licenses or approvals in Buyer's name.

            2.01(d). After the Closing, Buyer shall not use or cause to be used the "Manville" name; provided that Buyer may sell existing inventory of the U.S. Filtration and Minerals Business notwithstanding the fact that such inventory is packaged in materials bearing the "Manville" name as long as notices are affixed to such packaging materials that clearly and conspicuously identify Buyer or an affiliate of Buyer as the new owner; and further provided that Buyer may use the name "Manville" on existing packaging materials and sales literature which are either included on the Closing Date Balance Sheet or on hand at the supplier's place of business, even though not invoiced (the "Off Site Packaging Inventory") for a fourteen-month period after the Closing Date as long as (i) notices are affixed to such packaging materials (or units thereof) and sales literature that clearly and conspicuously identify Buyer as the new owner of the U.S. Filtration and Minerals Business and (ii) Buyer uses its reasonable efforts to inform the public and its customers and suppliers of the change in ownership. Buyer and Seller shall take all steps reasonably requested by the other party to alleviate confusion as to cessation of the use of the name "Manville." Seller agrees that from and after the Closing Date, Seller will no longer use or have the right to use the Trade Names. At or following the Closing, Seller will execute such consents and waivers as may be necessary or appropriate in order that Buyer may qualify to do business, at Buyer's expense, in any state using Trade Names. Following the Closing, Seller shall also execute any additional assignments or other documents necessary to effect the transfer of the Business Property.

            2.01(e). Notwithstanding any other provision of this Agreement, other than the provisions of Sections 3.04 and 3.08 which shall apply with respect to the subject matter of those Sections, any property or assets of Seller otherwise constituting an Asset and any contract, lease and other instrument, document or agreement to be assigned or otherwise transferred to Buyer hereunder, the assignment or other transfer, or the attempted assignment or other transfer of which would be invalid or ineffective or would constitute a breach or default of such contract, agreement or commitment to which Seller is a party or is bound, unless the consent or approval of another person or entity to such assignment or other transfer shall have been obtained first, shall not be assigned or otherwise transferred under this Agreement, and the provisions of this Agreement shall not constitute an attempt to assign or transfer, unless and until such consents or approvals shall have been obtained; provided that, until such consents or approvals shall have been obtained, such property, asset, contract or agreement, or the net proceeds thereof, shall be held and/or received by Seller for the benefit and account of Buyer, Buyer shall have the right to act as the agent for Seller, in the name of Seller, or otherwise as Buyer deems appropriate in order to obtain for Buyer the net benefits flowing from ownership of such property, asset, contract or agreement and Buyer shall perform or cause to be performed at Buyer's expense all the duties, obligations and liabilities of Seller arising out of or relating to such property, asset, contract or agreement; and such property, asset, contract or agreement shall be deemed to be an Asset for purposes of Section 2.01(a) of this Agreement.

2.02. Purchase Price.

            2.02(a). In consideration of the transfers to be made hereunder and the other covenants and agreements of Seller and Buyer, Buyer shall pay to Seller an amount in cash equal to $90.365 million (the "Cash Purchase Price"), in the manner provided in Sections 2.03 and 2.08 hereof, which Cash

Purchase Price shall be subject to adjustment as provided in Sections 2.02(b) and (c) hereof (the Cash Purchase Price as so adjusted being herein referred to as the "Adjusted Cash Purchase Price").

            2.02(b). The Cash Purchase Price shall be (i) increased or reduced, as the case may be, by an amount equal to 74.07% of the Net Book Value Change and (ii) reduced by 74.07% of the F&M Interim Results (but not a negative or loss number).

            2.02(c). The Cash Purchase Price shall be increased by an amount equal to 74.07% of the Interest Adjustment.

            2.02(d). For purposes of this Agreement:

            "Net Book Value Change" means the amount (positive or negative) equal to (i) Net Book Value of the F&M Business, less (ii) $88.438 million.

            "Net Book Value of the F&M Business" means the Book Value of the F&M Assets, less the Book Value of the F&M Liabilities and further reduced by (i) any increase, in respect of the period January 1, 1991 through the Closing Date, in net property, plant or equipment which is not attributable to (a) purchases from persons other than Manville or its affiliates, or (b) charges, not exceeding $500,000, for bona fide services performed by Manville or its affiliates for the Filtration and Mineral Business consistent with and accounted for in a manner consistent with past practice, and (ii) any increase, in respect of the period January 1, 1991 through the Closing Date, in Net Book Value of the F&M Business which is attributable to a non-cash transaction between any entity that is included in the Filtration and Minerals Business and Manville or its affiliates, provided that for purposes of this clause (ii) non-cash transactions shall not include charges up to $1.5 million for bona fide services performed or goods provided to such entities consistent with and accounted for in a manner consistent with past practice.

            "Book Value of the F&M Assets" shall mean the amounts which are recorded as total combined assets on the Closing Date Balance Sheet, less any amounts included therein in respect of any Excess Inventories.

            "Book Value of the F&M Liabilities" shall mean the amounts which are recorded as total combined liabilities on the Closing Date Balance Sheet.

            "European Cash Purchase Price" means the Cash Purchase Price as defined in the European Stock Purchase Agreement.

            "Excess Inventories" shall mean the amount, if any, recorded as inventories for the U.S. Filtration and Minerals Business on the Closing Date Balance Sheet in excess of $9.26 million, unless such excess reasonably results from an extraordinary business need to increase inventory due to an unanticipated development and Seller had advised Buyer of such development and intent to increase inventories prior to the time it commenced accumulating such excess.

            "F&M Interim Results" shall mean the amount recorded as net earnings or loss of the Filtration and Minerals Business on the Interim Statement of Earnings, less an amount equal to the product of (i) $288,900 and (ii) the number of months, and any fraction thereof, between December 31, 1990 and the Closing Date.

            "Joint Venture Cash Purchase Price" means the Cash Purchase Price as defined in the Joint Venture Stock Purchase Agreement.

            "Interest Adjustment" means an amount equal to the lesser of (i) the F&M Interim Results and (ii) 6% per annum for the period from January 1, 1991 to the Closing Date on the sum of the Cash Purchase Price, plus the Joint Venture Cash Purchase Price, plus the European Cash Purchase Price.

            "Preliminary F&M Interim Results" shall mean the amount recorded as net earnings or loss of the Filtration and Minerals Business on the combined statement of income included in the Preliminary Financial Statements, less an amount equal to the product of (i) $288,900 and (ii) the number of months, and any fraction thereof, between December 31, 1990 and the date of the statement of income prepared as a part of the Preliminary Financial Statements.

2.03. Estimated Cash Payment.

            At the Closing, Buyer will deliver to Seller, by wire transfer to an account designated by Seller, an amount in cash equal to the Cash Purchase Price adjusted as provided in Sections 2.02(b) and (c) as if such Cash Purchase Price were determined on the basis of the Preliminary Financial Statements and the Interest Adjustment were determined on the basis of the Preliminary F&M Interim Results (the "Estimated Cash Payment"). The difference between the Estimated Cash Payment and the Adjusted Cash Purchase Price, determined on the basis of the Closing Date Financial Statements, shall be paid by the Seller or Buyer, as the case may be, as provided in Section 2.08 hereof.

2.04. Liabilities to be Assumed by Buyer.

            2.04(a). At the Closing, Buyer will assume and agree to pay and discharge the following:

      (i) the accounts payable and accrued liabilities of the U.S. Filtration and Minerals Business set forth on the Closing Date Balance Sheet but only to the extent so set forth on such Balance Sheet;

      (ii) the remaining obligations of Seller under and pursuant to the provisions of the unfilled customer purchase orders existing at the Closing Date and incurred in the ordinary course of business and relating to the U.S. Filtration and Minerals Business, but only to the extent that products have not been shipped to the customer prior to the Closing Date;

      (iii) the remaining obligations of Seller under and pursuant to the provisions of the unfilled purchase orders for supplies, materials and equipment existing at the Closing Date and incurred in the ordinary course of business and relating to the U.S. Filtration and Minerals Business (including Off Site Packaging Inventory);

      (iv) the remaining obligations of Seller under and pursuant to the provisions of the contracts identified and designated as agreements, contracts or commitments to be assumed by Buyer in Schedule 4.19 and any other agreements, contracts or commitments not described and not required to be described in
Schedule 4.19 that comprise part of the Assets; and

      (v) the remaining obligations of Seller pursuant to the Leasehold Interests assigned to Buyer hereunder.

            2.04(b). Except as specifically provided in this Agreement, Buyer shall not assume any of the liabilities or obligations of Seller or the U.S. Filtration and Minerals Business. Without limiting the generality of the foregoing, except as expressly assumed hereunder, Buyer shall not assume, pay, perform or discharge the following liabilities (the "Excluded Liabilities"):

      (i) any liabilities arising from breaches of any contracts or agreements of Seller or violations of any Seller Approvals occurring prior to the Closing Date;

      (ii) any liabilities arising from Seller's agreement or announcement that it will indemnify users of products of the Filtration and Minerals Business which were shipped prior to the Closing Date for claims alleging disease or health problems as a result of use or exposure to such products;

      (iii) any amounts or obligations owed by Seller to Manville or any subsidiary of Manville, other than obligations entered into on an arm's length basis and incurred in the ordinary course of the U.S. Filtration and Minerals Business as previously conducted and reflected on the Closing Date Financial Statements;

      (iv) any liabilities arising from any claims, actions, suits, proceedings or investigations, existing prior to the Closing Date or relating to events occurring prior to the Closing Date, against Seller or any affiliate of Seller, at law or in equity or before or by any Federal, state, municipal, local or foreign government or other governmental department, commission, board, agency, instrumentality or authority; and

      (v) any liabilities for any claim arising out of any bodily injury, personal injury, property damage or economic loss (herein collectively referred to as "Injury") to the extent that such Injury (i) results from or relates to any material, product or service of the U.S. Filtration and Minerals Business shipped or performed on or prior to the Closing Date or (ii) occurs on or prior to the Closing Date.

2.05. Closing; Certain Deliveries.

            2.05(a). Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at such place or places as the parties shall mutually agree within five days after satisfaction or waiver, as applicable, of all conditions to the Closing set forth in this Agreement, or at such other time upon which the parties hereto may mutually agree. The time and date of such Closing is referred to in this Agreement as the "Closing Date."

            2.05(b). Deliveries by Seller. At the Closing, Seller will deliver, or cause to be delivered, to Buyer (unless delivered previously), the following, duly executed, acknowledged and attested as appropriate:

      (i) the Bills of Sale;

      (ii) a deed or deeds, in form and substance as required by this Agreement and otherwise reasonably satisfactory to Buyer, from Seller for the Real Property and the unpatented mining claims and water rights included in the Assets;

      (iii) instruments of assignment, in form and substance as required by this Agreement and otherwise reasonably satisfactory to Buyer, referred to in Section 2.01(c)(iv);

      (iv) all consents, approvals and waivers referred to in Section 7.04 hereof;

      (v) the certified resolutions referred to in Section 4.02 hereof;

      (vi) the opinions of counsel referred to in Section 7.03 hereof;

      (vii) all the books and records of Seller that relate primarily to the U.S. Filtration and Minerals Business which are located at locations included in the Assets or required to be so located in Section 4.14 hereof;

      (viii) the officers' certificate referred to in Section 7.11 hereof;

      (ix) the Transitional Services Agreement referred to in Section 3.01 hereof;

      (x) the Surveys referred to in Section 7.08 hereof;

      (xi) the Perlite Agreement referred to in Section 3.02 hereof;

      (xii) the Business Property Transfer Agreement and the Computer Software Agreement;

      (xiii) the subleases and lease referred to in Section 2.01(c)(vi) hereof; and

      (xiv) all other documents, instruments and writings required to be delivered by Seller at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

            2.05(c). Deliveries by Buyer and New Celite. At the Closing, Buyer and New Celite will deliver to Seller (unless previously delivered), the following, duly executed, acknowledged and attested as appropriate:

      (i) the Estimated Cash Payment by wire transfer as provided in Section
2.03 hereof;

      (ii) undertakings in the form attached hereto as Exhibit D, pursuant to which Buyer assumes and agrees to perform and discharge the liabilities, obligations and other matters to be assumed by Buyer under the terms of this Agreement;

      (iii) the certified resolutions referred to in Section 5.02 hereof;

      (iv) the opinion of counsel referred to in Section 8.03 hereof;

      (v) the officers' certificate referred to in Section 8.06 hereof;

      (vi) the Transitional Services Agreement referred to in Section 3.01 hereof;

      (vii) the Perlite Agreement referred to in Section 3.02 hereof;

      (viii) the Business Property Transfer Agreement and the Computer Software Agreement; and

      (ix) the subleases and lease referred to in Section 2.01(c)(vi) hereof;

      (x) the instruments of assignment referred to in Section 2.01(c)(iv) hereof; and

      (xi) all other previously undelivered documents, instruments or writings required to be delivered by Buyer or

New Celite at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

2.06. Preliminary Financial Statements.

            Seller shall prepare a combined statement of assets acquired and liabilities assumed in respect of the Filtration and Minerals Business as of the last day of the first month which ends not more than 45 calendar days prior to the Closing Date and a combined statement of income in respect of the Filtration and Minerals Business for the period January 1, 1991 to said month end and the related supporting schedules (the "Preliminary Financial Statements"). The Preliminary Financial Statements shall be prepared by Seller in the format of, and in accordance with the accounting principles consistently applied and used in preparation of, the Annual Business Financial Statements. The Preliminary Financial Statements shall not give effect to any write-up of assets resulting from the transactions contemplated by this Agreement or to any costs or expenses arising out of, or relating to, this Agreement or any transactions contemplated by this Agreement, including, without limitation, severance costs, and shall give effect to any adjustments described in Exhibit E. The Preliminary Financial Statements shall be utilized for purposes of determining the Estimated Cash Payment.

2.07. Closing Date Financial Statements.

            2.07(a). Following the Closing, Seller, with such assistance and information, reasonable access to the books, records and schedules of Buyer and the U.S. Filtration and Minerals Business and reasonable access to employees of the U.S. Filtration and Minerals Business, from Buyer as Seller and Coopers & Lybrand shall reasonably require, will prepare a combined statement of assets acquired and liabilities assumed in respect of the Filtration and Minerals Business as of the Closing Date (the "Closing Date Balance Sheet") and a combined statement of income in respect of the Filtration and Minerals Business for the period January 1, 1991 to the Closing Date (the "Interim Statement of Earnings") and the related supporting schedules together with the related combining eliminations, to be audited by Coopers & Lybrand (such Closing Date Balance Sheet and Interim Earnings Statement as so audited, and in respect of which Coopers & Lybrand will render its unqualified opinion in the form of Exhibit F, the "Closing Date Financial Statements"). The Closing Date Financial Statements shall be prepared in the format of, and in accordance with the accounting principles consistently applied and used in the preparation of, the Annual Business Financial Statements. The Closing Date Financial Statements shall not give effect to any write-up of assets resulting from the transactions contemplated by this Agreement or to any costs or expenses arising out of, or relating to, this Agreement or any transactions contemplated by this Agreement, including, without limitation, severance costs, and shall give effect to any adjustments described in Exhibit E.

            2.07(b). Within 60 days after the Closing Date, or as soon thereafter as is reasonably practicable, Seller shall deliver to Buyer the proposed Closing Date Financial Statements accompanied by the statement or report of Coopers & Lybrand as provided for in Section 2.07(a) of this Agreement.

            2.07(c). Within 30 days following the delivery of the proposed Closing Date Financial Statements referred to in Section 2.07(a) hereof, Buyer may deliver to Seller a written schedule of Buyer (the "Buyer's Statement") conforming to the accounting principles used to prepare the Annual Business Financial Statements and setting forth any disagreement of Buyer with any of the information contained in such proposed Closing Date Financial Statements which could affect the computation of the Adjusted Cash Purchase Price or of any other adjustments to be made pursuant to this Agreement. In this connection, it is understood and agreed that Buyer may separately prepare the proposed Closing Date Balance Sheet and Interim Statement of Earnings and the other matters required to be included in the Closing Date Financial Statements, as of the Closing Date, and otherwise meeting the requirements of Section 2.07(a) for the preparation of the Closing Date Financial Statements. The costs and expenses incurred by Buyer in connection with the Closing Date Financial Statements and Buyer's Statement shall be borne by Buyer. If Buyer does not submit a Buyer's Statement, then the proposed Closing Date Financial Statements delivered by Seller to Buyer pursuant to Section 2.07(b) hereof shall become the Closing Date Financial Statements on the 30th day after delivery thereof.

            2.07(d). Seller agrees to permit Buyer and its accountants and other representatives, during normal business hours, to have reasonable access to those persons who prepared or participated in the preparation of the proposed Closing Date Financial Statements, and to examine and make copies of all books and records of Seller and any books, records, schedules and work papers of Coopers & Lybrand, subject to applicable American Institute of Certified Public Accountants guidelines or the established policies of Coopers & Lybrand, which documents are, in the reasonable opinion of Buyer, necessary to prepare Buyer's Statement or to evaluate the proposed Closing Date Financial Statements delivered by Seller to Buyer pursuant to Section 2.07(a) hereof. Buyer and KPMG Peat Warwick shall be entitled to review the audit conducted by Coopers & Lybrand of the Closing Data Financial Statements, and shall be entitled to perform all other reviews Buyer reasonably believes to be necessary, including the observation of inventories to be included in the Closing Date Balance Sheet.

            2.07(e). In the event of a disagreement between the proposed
Closing Date Financial Statements delivered by Seller and Buyer's Statement, which the parties hereto are unable to resolve, any of the parties, within ten days of the date of receipt by Seller of Buyer's Statement, may elect to have all such disagreements resolved by the accounting firm of Deloitte & Touche or, if such firm is unable or unwilling to serve, then by such other public accounting firm as Buyer and Seller shall mutually agree upon (the "Dispute Resolution Accounting Firm"). Such accounting firm shall make a final and binding resolution of the disagreements. The proposed Closing Date Financial Statements as adjusted to give effect to the resolution of disagreements by the Dispute Resolution Accounting Firm shall be the Closing Date Financial Statements. The Dispute Resolution Accounting Firm shall be instructed to use every reasonable effort to perform its services within 15 days of submission of the proposed Closing Date Financial Statements to it and, in any case, as soon as practicable after such submission. The costs and expenses for the services of the Dispute Resolution Accounting Firm in connection with its activities contemplated under this subsection 2.07(e) shall be shared equally by Buyer and Seller.

2.08. Final Computation of Cash Purchase Price and Adjustment Payment.

            On the Adjustment Date, the parties shall make the adjustments to the Cash Purchase Price as set forth in Sections 2.02(b) and (c) hereof on the basis of the Closing Date Financial Statements. In the event the Adjusted Cash Purchase Price as so computed on the basis of the Closing Date Financial Statements exceeds the Estimated Cash Payment,

Buyer shall deliver to Seller on the Adjustment Date, by wire transfer to an account designated by Seller, an amount in cash equal to such excess, together with interest thereon at the rate announced from time to time by Morgan Guaranty Trust Company of New York in New York City as its Prime Rate from the Closing Date to such date of payment. In the event the Adjusted Cash Purchase Price as so computed on the basis of the Closing Date Financial Statements is less than the Estimated Cash Payment, Seller shall deliver to Buyer on the Adjustment Date, by wire transfer to an account designated by Buyer, an amount in cash equal to such shortfall, together with interest thereon at the rate announced from time to time by Morgan Guaranty Trust Company of New York in New York City as its Prime Rate from the Closing Date to such date of payment. For purposes of this Agreement, the "Adjustment Date" shall be the tenth day following the completion of the Closing Date Financial Statements pursuant to the terms of
Section 2.07 of this Agreement.

                              III. RELATED MATTERS

3.01. Transitional Services Agreement.

            At the Closing, Buyer and Seller shall enter into a transitional services agreement substantially in the form of Exhibit G annexed hereto (the "Transitional Services Agreement") and as a condition to the parties' obligation to enter into the Transitional Services Agreement, all Implementation Services (as defined in the Transitional Services Agreement) shall have been completed subject to waiver by Buyer.

3.02. Perlite Agreement.

            At the Closing, Buyer and Seller shall enter into a supply contract substantially in the form of Exhibit H annexed hereto (the "Perlite Agreement").

3.03. Access to Books and Records.

            Seller agrees that on and after the Closing Date Seller shall permit Buyer and Buyer's representatives (including Buyer's attorneys and accountants) during normal business hours to have reasonable access to, and to examine and make copies of, all books and records of Seller (including, but not limited to, correspondence, memoranda, books of account, payroll records and the like) pertaining to the ownership and operation of the U.S. Filtration and

Minerals Business prior to the Closing Date which are retained by Seller. Buyer agrees that on and after the Closing Date Buyer shall permit Seller and Seller's representatives (including Seller's attorneys and accountants) during normal business hours to have reasonable access to, and to examine and make copies of, all books and records of Seller transferred to Buyer at the Closing pursuant to
Section 2.05(b)(vii) hereof (including, but not limited to, correspondence, memoranda, books of account, payroll records and the like). Each of Buyer and Seller shall cause its managerial employees and counsel to be available upon reasonable notice to answer questions of representatives of the other party concerning the business and affairs of the U.S. Filtration and Minerals Business. Each of Buyer and Seller agrees that for a period of ten years following the Closing Date, neither party shall destroy or dispose of any books or records pertaining to the U.S. Filtration and Minerals Business or the Assets, without providing not less than 45 nor more than 90 days' prior written notice to the other party of any such proposed destruction or disposal. Such notice shall identify in reasonable detail the documents proposed to be destroyed or disposed of. If the party receiving such notice desires to obtain any of such documents, it may do so by notifying the party giving such notice in writing at any time prior to the scheduled date for such destruction or disposal. Such notice must reasonably designate the documents sought to be obtained. The party giving notice of such proposed destruction or disposal shall then promptly arrange for the delivery of such documents. All out-of-pocket costs associated with the delivery of documents shall be paid by the party requesting delivery of such documents.

3.04. Employees; Pensions; Profit Sharing Plan.

            3.04(a). Employees. Seller hereby represents and warrants to Buyer that (i) Schedule 3.04(a) sets forth a true and complete list of all collective bargaining agreements relating to the operations of the U.S. Filtration and Minerals Business to which Seller, or an ERISA Affiliate, is a party (the "Collective Bargaining Agreements"), and (ii) Seller has heretofore delivered to Buyer a true and complete list, as of the pay date immediately preceding the date hereof, of the names, positions, years of employment and current salaries or wage rates of all persons employed in the U.S. Filtration and Minerals Business, separately identifying employees who are covered by a Collective Bargaining Agreement ("Hourly Employees") and employees who are not covered by a Collective Bargaining Agreement ("Salaried Employees"). Prior to July 10, 1991, Buyer will provide

Seller with a list of the Salaried Employees to whom Buyer agrees to offer employment on the day following the Closing Date. Any individual to whom Buyer offers employment, and who accepts such offer, shall become an employee of Buyer on the day following the Closing Date, except that any individual who is on long-term or short-term disability leave as of the Closing Date shall not become an employee of Buyer prior to the first day such individual actually reports for work with Buyer in accordance with Section 3.04(c)(iii) hereof.

            Buyer agrees to offer positions to such Salaried Employees that are commensurate with their respective work history and qualifications, at the same base compensation including, with respect to sales personnel, the applicable discount percentage for 1991 under the Field Sales Salary Structure as currently paid to them by Sellers and with benefits as described on Schedule 3.04(a). Buyer agrees that it will not reduce such compensation or materially change such benefits prior to the first anniversary of the Closing Date. Buyer's employment policies and employee benefit plan arrangements shall recognize service with Seller or Manville prior to the Closing for all purposes for the plans listed on
Schedule 3.04(a) unless expressly limited hereby; provided, however, that nothing herein shall limit Buyer's ability to alter or amend such plans after the first anniversary of the Closing Date.

            Effective as of the day following the Closing Date, Buyer shall assume the Collective Bargaining Agreements and shall recognize each bargaining unit identified therein. Notwithstanding anything to the contrary contained in this Agreement, and subject to the terms of the Collective Bargaining Agreements, nothing in this Agreement shall be construed as giving any person any right to employment or continued employment with Buyer or any type or level of benefit or employment with Buyer. Except as otherwise provided herein, Seller shall be responsible for any and all other obligations with respect to any present or former employees of the U.S. Filtration and Minerals Business (and their beneficiaries) who do not become employees of Buyer as provided herein, including, without limitation, obligations and liabilities described in Section 3.04(e) below, except to the extent that the failure of any such employee to become an employee of Buyer is due to Buyer's breach of any of its obligations under this Agreement.

            3.04(b). Pension and Thrift Plans. (i) Effective as of the Closing Date, employees of Seller who become employees of Buyer ("Transferring Employees") following the Closing Date who are participants in the Manville Employees Retirement Plan or the Manville Hourly Retirement Plan (the "Seller's Pension Plans") shall cease accruing benefits under those Plans.

      (ii) On the Closing Date or as soon as practicable thereafter, Buyer shall (or shall cause an affiliated employer to) establish or shall designate a defined benefit pension plan (or plans) and trust (or trusts) for the benefit of Transferring Employees covered by Seller's Pension Plans (the "Buyer's Pension Plan(s)"). Buyer (with respect to Buyer's Pension Plans) and Seller or Manville (with respect to Seller's Pension Plans) shall take all necessary action to ensure that each Buyer's Pension Plan and each Seller's Pension Plan qualifies under Section 401(a) of the Code and shall make any and all filings and submissions to the appropriate governmental agencies required to be made by it in connection with the transfer of assets described below.

      (iii) The transfer of assets to each of Buyer's Pension Plan(s), described below, shall comply with the requirements of Section 414(l) of the Code (including, to the extent applicable, Treasury Regulations Sections 1.414(l)-1(n) and (o) and 1.411(d)-4) and, with respect to the accrued benefits assumed by Buyer's Pension Plan(s) in connection with such transfer, Buyer's Pension Plan(s) will not be amended in a manner so as to violate Section 411(d)(6) of the Code.

      (iv) On the Closing Date, Seller or Manville shall cause the trustee of each Seller's Pension Plan to segregate, in accordance with the spin-off provisions set forth under Section 414(l) of the Code and in accordance with the provisions set forth below, the assets of each such Plan allocable to Transferring Employees as set forth below and shall make any and all filings and submissions to the appropriate governmental agencies arising in connection with such segregation of assets and all necessary amendments to such Seller's Pension Plan and the related trust agreement to provide for such segregation of assets and the transfer of assets as described below. The amount of assets allocable to Transferring Employees (the "Transfer Amount") for each Seller's Pension Plan shall be equal in value to ((A) divided by (B)) x (C) as defined below which amount shall be segregated and invested as described in (D) below:

      (A) The Accumulated Benefit Obligation (as defined in Statement of Financial Accounting Standards No. 87) for Transferring Employees, determined as of January 1, 1991 on the basis of an interest assumption equal to the Buck Forward Interest Rate Index as of that date and all other assumptions used in the January 1, 1991 actuarial valuation of such Seller's Pension Plan.

      (B) The Accumulated Benefit Obligation for all active and retired members of such Seller's Pension Plan, determined as of January 1, 1991 on the basis of an interest assumption equal to the Buck Forward Interest Rate Index as of that date and all other assumptions used in the January 1, 1991 actuarial valuation of such Plan.

      (C) The fair market value of assets (as determined under the principles of Statement of Financial Accounting Standards No. 35) of such Seller's Pension Plan as of the plan month-end estimated valuation date coinciding with the Closing Date or, if the Closing Date does not coincide with any such date, such valuation date next succeeding the Closing Date (the "Valuation Date"), including credit for the 1990 plan year contributions, if any, as of the respective dates of such contributions and any deemed credit for 1991 contributions in accordance with (v) below.

      (D) On the Closing Date or as promptly as practicable thereafter, the Transfer Amount(s) shall be estimated by the Seller's actuary, based on the most recently available data, and shall be segregated in the form of cash and invested in instruments issued or guaranteed by the United States Government with a maturity of 90 days or less or mutual funds investing primarily in such instruments. When the actual Transfer Amount(s) are determined, the amounts so segregated shall be appropriately adjusted to reflect the investment of the Transfer Amount in such instruments as of the Valuation Date to the date of transfer.

Seller shall cause the actuary for the Seller's Pension Plans to determine the Transfer Amount in accordance with the provisions of this Section, subject to the approval of Buyer's actuary, which approval will not be unreasonably withheld. As soon as practicable after Seller's actuary determines the Transfer Amount and Seller receives adequate assurance of the qualified status of Buyer's Pension Plans as described in subsections (viii) or (ix) below, Seller shall cause the trustee of Seller's Pension Plans to transfer from the trusts of Seller's Pension Plans, in accordance with Section 414(l) of the Code, the Transfer Amount for each such Plan, together with the earnings attributable to the investment of such assets in short-term investments, as set forth above, during the period from the Valuation Date to the date of transfer described herein (or such other amounts as determined in accordance with subsection (x) below) but less any benefit payments made to or on behalf of any Transferring Employee from Seller's Pension Plans after the Closing Date but prior to the asset transfer, and less an amount equal to $17.20 per Transferring Employee participating in the plan per month for each month or portion thereof elapsing between January 1, 1991 and the date of transfer, to the appropriate trustee for such Buyer's Pension Plan(s) designated by Buyer under the trust agreement(s) forming a part of the Buyer's Pension Plan(s).

      (v) The assets so transferred shall be transferred in the form of cash. In addition, Seller will transfer a proportionate part of the contribution requirement relating to each of the Seller's Pension Plans for calendar year 1991 (as described in (Z) below) based on the ratio of (A) divided by (B) in
(iv) above, times the product of (Y) and (Z) below:

      (Y) The fraction of the year elapsed from January 1, 1991 to the Closing Date.

      (Z) The contribution requirement of each Plan for calendar year 1991 determined by the actuary for the Seller's Pension Plans under the assumptions, methods and benefit provisions considered in the January 1, 1991 actuarial valuation of the Seller's Plans as follows:

            1)    Normal Cost, plus

            2) Amortization of any Unfunded Actuarial Accrued Liability as of January 1, 1991 in accordance with the amortization schedules and methods used for such plan for purposes of Section 412 of the Code as of the Closing Date, provided, however, that if the funded status of such Plan does not permit a tax deductible contribution to the Plan in 1991 due to Internal Revenue Service full funding limitations, no proportionate 1991 contribution will be required.

      (vi) In consideration for and subject to receipt of the transfers of assets described herein and as of the date of any such transfer, Buyer shall assume all liability of Seller and any ERISA Affiliates of Seller for payment of the benefits accrued by Transferring Employees under the Seller's Pension Plans prior to the Closing Date (exclusive of benefits paid prior to the date of transfer described herein) and Buyer and Seller will each reimburse each other or their respective Pension Plans, as the case may be, for any cost or expense arising with respect to such benefits that is incurred by Seller or Buyer or their respective Pension Plans following the Closing Date as a result of Buyer's or Seller's breach of its obligations under this Section. Prior to such transfer, Buyer shall be liable only for payment of the benefits accrued by Transferring Employees under Buyer's Pension Plan(s) after the Closing Date and Seller shall be liable for payment of benefits accrued by Transferring Employees under the Seller's Pension Plans prior to and on the Closing Date. Transferred assets may not be used for any purpose other than to pay retirement benefits or reasonable expenses related thereto for a period of four (4) years following the Closing Date.

      (vii) On the Closing Date or as soon as practicable thereafter, Buyer shall (or shall cause an affiliated employer to) establish or shall designate a defined contribution pension plan and trust (the "Successor Thrift Plan") for the benefit of Transferring Employees covered by the Manville Employees Thrift Plan (the "Manville Thrift Plan"). Buyer (with respect to the Successor Thrift
Plan) and Seller (with respect to the Manville Thrift Plan) shall take all necessary action to ensure that the Successor Thrift Plan and the Manville Thrift Plan are qualified under Section 401(a) of the Code and shall make or cause to be made any and all filings and submissions to the appropriate governmental agencies required to be made by it in connection with the transfer of assets described below. With respect to amounts attributable to the plan-to-plan transfer described below, the Successor Thrift Plan shall permit the participants to choose among at least two alternative investment options. Within a reasonable period (not to exceed 180 days) after the Closing Date, Seller shall cause the Manville Thrift Plan to make and Buyer shall cause the Successor Thrift Plan to accept the plan-to-plan transfer of assets as set forth below. All Transferring Employees shall be fully vested in their account balances under the Manville Thrift Plan as of the Closing Date. As soon as practicable after Seller shall have received adequate assurance of the qualified status of the Successor Thrift Plan as described in subsections (viii) and (ix) below, Seller shall cause the trustee of the Manville Thrift Plan to transfer the full vested account balances of Transferring Employees under the Manville Thrift Plan as of the date of such transfer (which account balances will have been credited with appropriate earnings attributable to, and reduced by any necessary benefit or withdrawal payments to or in respect of Transferring Employees occurring during, the period from the Closing Date to the date of transfer described herein), to the appropriate trustee as designated by Buyer under the trust agreement forming a part of the Successor Thrift Plan. Prior to the transfer date, Seller shall have contributed to the Manville Thrift Plan Seller's fixed matching contribution (i.e., 50% of pre-tax contributions) with respect to pre-tax contributions made by or on behalf of Transferring Employees for the period from the end of the most recent plan year through the Closing Date. Seller shall cause the trustee for the Manville Thrift Plan to transfer to the trustee for the Successor Thrift Plan Seller's contingent matching contribution (i.e., additional contributions based on Manville's performance), if any, with respect to pre-tax contributions made by or on behalf of Transferring Employees for the period from the end of the most recent plan year ending prior to the date hereof through the Closing Date, such transfer to occur as soon as practicable following the date such amount is determined. The account balances of Transferring Employees shall be transferred in the forms in which they are invested under the Manville Thrift Plan as of the transfer date, including Manville's common stock, as applicable, in a manner to minimize, to the extent feasible, any transaction cost, market adjustment or other cost to Transferring Employees as a result of the transfer. In the event that the investment manager for the Manville Thrift Plan refuses to follow instructions for such transfer, Buyer and Seller agree to make such other asset transfer arrangements as are in the best interests of the plan participants and are consistent with the fiduciary duties of the parties, the Manville Thrift Plan document and applicable law and regulations. In consideration for the transfer of assets described herein and as of the date of such transfer, Buyer or the Successor Thrift Plan, and not Seller or the Manvaille Thrift Plan, shall be liable for the payment of any benefits accrued by Transferring Employees under the Manville Thrift Plan and Buyer and Seller will each reimburse each other or their respective Thrift Plans, as the case may be, for any cost or expense arising with respect to such benefits that is incurred by Seller or Buyer following the Closing Date as a result of Buyer's or Seller's breach of its obligations under this Section. Prior to such transfer of assets, the Buyer and Successor Thrift Plan shall not be liable for the payment of any benefits accrued under the Manville Thrift Plan. An amount equal to $6.17 per Transferring Employee per month for each month or portion thereof elapsing from the Closing Date to the date of transfer shall be reimbursed by Buyer and Buyer and Seller agree that such amount shall be the total reimbursement for investment advisory fees and administrative costs as a result of administering such assets (including maintaining and processing loan accounts and transactions). The transfer of assets to the Successor Thrift Plan described above shall satisfy the requirements of Section 414(l) and 411(d)(6) of the Code (including, to the extent applicable, Treasury Regulations Sections 1.414 (l)-1(m) and (o) and 1.411(d)-4 (without regard to the elective transfer provisions of Q/A 3(b) thereof)) and with respect to amounts attributable to the assets so transferred, the Successor Thrift Plan shall not be amended so as to violate Section 411(d)(6) of the Code.

      (viii) Subject to subsection (ix) below, in no event shall any transfer contemplated within this Section 3.04(b) occur prior to Seller receiving a copy of a favorable determination letter from the Internal Revenue Service with respect to the qualification of the Buyer's Pension Plan(s) or Successor Thrift Plan, as applicable, and a certification of continued compliance from Buyer, or such other evidence of qualified status as shall be acceptable to Seller (the certification described in subsection (ix) shall be deemed to be evidence of qualified status that is acceptable to Seller), and in no event shall any transfer occur more than 45 days after Seller has satisfied such requirement. Prior to the transfer of assets, Seller or Manville shall provide Buyer with a certification of continued compliance with respect to Seller's Pension Plans and/or the Manville Thrift Plan, as applicable. Buyer's and Seller's certifications of continued compliance shall state that no amendments have been made or failed to have been made with respect to Buyer's Pension Plans, Seller's Pension plans, the Successor Thrift Plan or the Manville Thrift Plan, as applicable, and on actions have been taken or failed to have been taken with respect to the administration of each such Plan, since the date of the determination letter provided to Seller that would cause such Plan and its related trust to cease to be qualified and tax exempt under Section 401(a) and 501(a) of the Code, respectively.

      (ix) If Buyer requests that a transfer contemplated within this Section 3.04(b) be made prior to Seller receiving a favorable determination letter from the Internal Revenue Service with respect to the qualification of the Buyer's Pension Plan(s) or the Successor Thrift Plan, as the case may be, Seller agrees to transfer or cause to be transferred such amount provided that Buyer shall make a copy of such Plan and its related trust available to Seller for Seller's approval at least ten (10) business days prior to the date that Buyer intends to submit such Plan to the Internal Revenue Service for determination of its qualified status and Buyer shall certify to Seller that Buyer (1) has established a defined contribution plan and trust or a defined benefit plan and trust, as applicable, (2) will submit the plan to the Internal Revenue Service for determination as to its qualified status under the Code, (3) will file an Internal Revenue Service Form 5310 in a timely fashion, and (4) will do all things necessary to obtain a favorable determination letter; provided, however, that Seller shall not be required to make such transfer if it receives an opinion of counsel who is acceptable to Buyer that such transfer will adversely affect the tax-qualified status of the transferring plan. Buyer further agrees that if an adverse determination letter is received or if the request is withdrawn without the substitution or contemplation of substitution of a subsequent determination request, Buyer will promptly notify Seller and will refund and return to Seller's Pension Plan or Manville's Thrift Plan, as the case may be, any funds received from such plans under the provisions hereof, including any earnings thereon, within ninety (90) days of such receipt or withdrawal.

      (x) If Buyer cannot make the certification required by subsection (ix) with respect to the assets to be transferred to the Buyer's Pension Plans within sixty (60) days of Closing or will not accept the plan-to-plan transfer contemplated by subsection (iv) within ninety (90) days of Closing then, to the extent that Seller deems necessary to comply with Section 404 of ERISA, Seller may diversify the investment of the segregated Transfer Amount according to its investment strategy and the assets to be transferred will share proportionately in the gains and losses incurred by

Seller's Pension Plans prior to the date of transfer; provided, however, that the Transfer Amount shall be invested in a manner that will provide sufficient liquidity to enable Seller to transfer such assets in accordance with this
Section 3.04(b).

      (xi) The transfers contemplated within this Section 3.04(b) shall be effected in accordance with applicable law and regulations, including without limitation Code Sections 414(1) and 411(d)(6) and the regulations thereunder.

            3.04(c). Welfare Plans. (i) Effective as of the day following the Closing Date, each of the Transferring Employees shall become participants in such employee welfare benefit plans (as such term is defined in Section 3(1) of ERISA) and other benefit arrangements as may be provided by Buyer (the "Buyer's Welfare Plans"). Except as otherwise provided in this Agreement, the welfare benefit plans and other benefit arrangements maintained by Seller or an ERISA Affiliate (the "Seller's Welfare Plans") shall be responsible for providing benefits with respect to all claims incurred on or before the Closing Date and Buyer's Welfare Plans shall be responsible for providing benefits with respect to claims incurred after the Closing Date. For the purposes of this Section, a claim is incurred when the services giving rise to such claim are performed.

      (ii) (A) Seller's Welfare Plans shall be responsible for providing medical, life insurance or other benefits following termination of employment with Buyer to any Transferring Employees (and their beneficiaries) who, on or prior to the Closing Date, have satisfied the minimum requirements for such post-retirement coverage (other than termination of active service) under such Plans as in effect on the Closing Date ("Seller's Post-Retirement Group").

      (B) The Closing Date Balance Sheet shall reflect a reserve (as adjusted in accordance with this Section (B), the "Post-Retirement Reserve") in an amount equal to the "expected post-retirement benefit obligation" (as such term is defined in Statement of Financial Accounting Standards No. 106) for providing medical, life insurance or other benefits following termination of employment to Transferring Employees (and their beneficiaries) who will satisfy the minimum requirements for post-retirement coverage in accordance with the terms of Seller's Welfare Plans on the date hereof (other than termination of active service) between the Closing Date and (x) with respect to all Salaried-Transferring Employees and Hourly Transferring Employees located at the Lompoc Plant, March 1, 1993 and
(y) with respect to Hourly Transferring Employees located at the Antonito-No Agua Plant, October 18, 1991 (such Transferring Employees and beneficiaries are collectively referred to hereinafter as the "Buyer's Post-Retirement Group"). The Post-Retirement Reserve shall be determined by Seller's actuary and Buyer's actuary prior to the Closing Date in accordance with FAS 106, based on the terms of the post-retirement policies of Seller on the date hereof. The Post-Retirement Reserve shall, following the Closing Date, be credited with interest at a rate equal to the discount rate used to calculate the present value of the expected post-retirement benefit obligation, compounded at the same interval, and shall be charged with the costs of providing medical, life insurance and other benefits following termination of employment to Buyer's Post-Retirement Group following the Closing Date. Buyer or an affiliate shall be fully responsible for liabilities and obligations with respect to, and shall offer to provide such benefits to Buyer's Post-Retirement Group until such time as the Post-Retirement Reserve is exhausted; provided, however, that Buyer reserves the right to determine its post-retirement benefit policies (including the right to reduce any benefits or increase the cost of providing such benefits to Buyer's Post-Retirement Group at any time) and, except as may be required under any Collective Bargaining Agreement assumed by Buyer pursuant to Section 3.04(a), Buyer shall not be obligated to maintain post-retirement benefits for Buyer's Post-Retirement Group that are comparable to those offered under Seller's post-retirement policies on the date hereof.

      (C) Buyer shall reimburse Seller for any Claim (as defined in Section 9.02(a) hereof) which Seller incurs as a result of Buyer's decision to offer or provide post-retirement benefits to Buyer's Post-Retirement Group that are not comparable to those offered under Seller's policies as of the date hereof. Seller shall reimburse Buyer for any Claim (as defined in Section 9.02(a) hereof) which Buyer incurs as a result of either (i) Seller's decision to offer or provide post-retirement benefits to Seller's Post-Retirement Group that are not comparable to those offered under Seller's policies as of the date hereof or
(ii) Seller's failure to recognize service with Buyer after the Closing for purposes of determining the benefits to which any of Seller's Post-Retirement Group is entitled.

      (iii) With respect to any disability benefits, Seller's Welfare Plans shall be responsible for payment of any and all benefits (regardless of whether payment is required to be made after the Closing
Date) for: (A) any individual who is in receipt of such benefits as of the Closing Date; (B) any individual who becomes disabled prior to the Closing Date and who remains disabled for the length of any qualifying disability period; and
(C) any individual described in (A) or (B) above whose disability ceases after the Closing Date and who subsequently becomes disabled prior to the expiration of ninety days of active employment with Buyer, where such subsequent disability is a continuation of such prior disability for which benefits were due under Seller's Welfare Plans.

      (iv) To the extent requested by either party, Buyer and Seller shall cooperate in ensuring that benefit coverage for Transferring Employees prior to the Closing Date is coordinated with coverage provided after the Closing Date. Without limiting the generality of the foregoing, Buyer's welfare plans shall provide that any expenses incurred by a Transferring Employee during 1991 on or before the Closing Date shall be taken into account during the first plan year of such welfare plans for the purposes of satisfying deductible and co-insurance requirements and satisfaction of maximum out-of-pocket provisions to the same extent as if such expenses had been incurred after the Closing Date. Further, Buyer will provide coverage or continuation of coverage for all Transferring Employees under a group health plan, which plan will not contain any exclusion or limitation for preexisting conditions with respect to the benefits provided thereunder.

            3.04(d). Workers' Compensation. Seller will be responsible for and will process or cause its insurance carrier to process in the usual and customary manner all claims for workers' compensation by persons employed by or who prior to the Closing were employed by Seller in the U.S. Filtration and Minerals Business, whether insured or otherwise, arising out of events occurring on or prior to the Closing Date (including, without limitation, claims existing at the Closing Date).

            3.04(e). Severance; Break-in-Service; Shut-Down Liabilities; Accrued Vacation and Sick Leave. Seller will assume the liability for all direct and indirect costs, expenses and liabilities of any sort whatsoever arising from or relating to any claims by or on behalf of persons who at or prior to the Closing are or were Salaried Employees of Seller in the U.S. Filtration and Minerals Business

(including Transferring Employees) in respect of severance pay, shutdown benefits, any other similar obligations (the "Termination Costs") relating to the termination of such employee's employment, or any break in service or any other event entitling someone to payments for such benefits ("Termination"), which occurs on or prior to the Closing Date occasioned by the failure of Buyer to offer such employees employment at their present locations to the extent included in the Assets in accordance with Section 3.04(a) or arising from the Termination of Transferring Salaried Employees by Buyer within six (6) months thereafter up to the first $500,000, or any Termination Costs for the individuals listed on Schedule 3.04(e). Buyer will assume the liability for all such Termination Costs in excess of $500,000 and for all Termination Costs, if any, resulting from the Termination of any Transferring Salaried Employee after the expiration of six (6) months following Closing. Buyer will honor, and assume liability for, Transferring Employees' entitlements to accrued vacation and sick leave for which provision is made in the Closing Date Balance Sheet.

            3.04(f). Employee Bonus and Incentive Plans. Buyer shall not assume any bonus or incentive plans maintained by Seller, including without limitation phantom stock plans, stock incentive plans, opportunity pay plans, long term cash and incentive compensation plans, covering persons employed by or who prior to the Closing Date were employed by the U.S. Filtration and Minerals Business. Seller will make appropriate arrangements with covered employees in respect of any such bonus or incentive plans.

3.05. Seller's Accounts Receivable: Seller's Accounts Payable.

            3.05(a). Within ten business days after the Closing Date, Seller shall provide Buyer with a schedule or computer printout of all accounts receivable of the U.S. Filtration and Minerals Business which are includible in the Closing Date Balance Sheet and are acquired by Buyer under Section 2.01 (the "Seller Receivables"). Buyer agrees to use its reasonable best efforts to collect the Seller Receivables in the ordinary course of its business; provided, however, Buyer will not be obligated hereunder to use litigation or other extraordinary means of collection. Buyer shall promptly require Seller to purchase any of the Seller Receivables which remain unpaid after 90 days of shipment in the case of customers located in the United States and 120 days in the case of customers located outside of the United

States; provided, Buyer shall promptly after obtaining knowledge thereof, require Seller to purchase any Seller Receivables in respect of a customer (x) who has commenced a case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law or (y) against whom such a case or proceeding has been commenced. Commencing ten days following the Closing Date, Buyer shall notify Seller of any such Seller Receivables and Seller shall purchase such Seller Receivables for cash at 100% of the face value thereof within 10 days after such notice; provided, however, that Seller shall receive a credit against such cash purchase price in the amount of any applicable bad debt reserve reflected in the carrying value of the Seller Receivables on the Closing Date Balance Sheet. Buyer agrees to take such action as is necessary to revest title in Seller to all such uncollected Seller Receivables returned to Seller and to return to Seller the credit and collection files relating to such uncollected Seller Receivables. Unless otherwise specified by an account debtor, Buyer will apply all amounts collected from each account debtor to the oldest account receivable relating to such account debtor. Buyer shall promptly remit to Seller all amounts collected by Buyer in respect of Seller Receivables which have been purchased by Seller pursuant to this Section 3.05(a).

            3.05(b). Buyer authorizes Seller to retain a copy of the schedule of uncollected Seller Receivables produced each month by Seller pursuant to the Transitional Services Agreement. From time to time after the Closing, promptly upon request by Seller, Buyer shall make available to Seller Buyer's personnel responsible for administering Seller Receivables and cause such personnel to provide Seller such information relating to Seller Receivables as Seller may reasonably request.

            3.05(c). Within ten business days after the Closing Date, Seller shall provide Buyer with a schedule or computer printout of all accounts payable of the U.S. Filtration and Minerals Business which are includible in the Closing Date Balance Sheet and are assumed by Buyer under Section 2.04(a).

3.06. Defective Goods, Returns and Retentions.

            From and after the Closing, Buyer, on behalf of Seller, shall administer warranty claims and customer complaints or disputes concerning allegedly defective, incomplete or non-conforming goods or products shipped by Seller at any time prior to the Closing which goods or products relate to the U.S. Filtration and Minerals Business to the extent such claims, complaints or disputes may be resolved by the provision of replacement goods. Seller agrees to reimburse Buyer in an amount equal to the amount by which the regular sales price of the replacement goods exceeds historical levels of such replacement costs shown in
Schedule 4.23(a).

3.07. Undelivered Merchandise.

            If after the Closing Date a customer justifiably claims that goods purchased from the U.S. Filtration and Minerals Business prior to the close of business on the Closing Date were not received by the customer, Buyer agrees to ship the customer other goods to replace the undelivered goods at Seller's expense.

3.08. Insurance Policies.

            3.08(a). From and after the Closing, to the extent any liability or obligation assumed by Buyer pursuant to this Agreement is paid, discharged or otherwise provided for or covered by any insurance contract or similar agreement to which Seller is a party, or under which Seller is a named insured or an additional insured, Seller shall make available to Buyer the benefits of its rights under any such contract or agreement to the full extent permitted by such contract or agreement, and any funds received by Seller, provided that Buyer shall agree to reimburse Seller for all reasonable out-of-pocket costs, fees and expenses incurred in connection therewith including, without limitation, any retroactive premium adjustments resulting therefrom and any premium adjustments resulting from a change in Seller's loss history as a result thereof. Any provision of this Agreement to the contrary notwithstanding, any liability or obligation purported in this Agreement to be assumed by Buyer shall not be deemed so assumed, and shall instead be retained by Seller if (and only to the extent that) such liability or obligation, or portion thereof, is paid by any insurance contract to which Seller is a party, or under which Seller is a named or additional insured, provided that with respect to all such liabilities and obligations purported in this Agreement to be assumed by Buyer, Buyer shall agree to reimburse Seller for all reasonable out-of-pocket costs,fees and expenses incurred in connection therewith including, without limitation, any retroactive premium adjustments resulting therefrom and any premium adjustments resulting from a change in Seller's loss history as a result thereof.

            3.08(b). Each of the parties hereto agrees that from and after the Closing it will do all things reasonably required to carry out the intent of this Section and agrees to execute such further documents, instruments and assurances as may be necessary or appropriate in connection therewith subject only to reimbursement of its reasonable out-of-pocket costs as set forth above.

3.09. Computer Software Agreement.

            At the Closing, Buyer and Seller shall enter into a computer software agreement substantially in the form of Exhibit I annexed hereto (the "Computer Software Agreement").

      IV. REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller hereby represents and warrants to Buyer and New Celite, and agrees, as follows:

4.01. Organization, Etc.

            4.01(a). Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority, corporate and otherwise, to own, operate and lease the properties and assets it now owns, operates and leases and to carry on its business as presently conducted, to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and to consummate the transactions contemplated hereby and thereby.

            4.01(b). Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership, operation or lease of property by it or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified or in good standing would not have a material adverse effect on the business, condition (financial or otherwise), operations, properties, assets or liabilities of the U.S. Filtration and Minerals Business.

            4.01(c). Seller has heretofore delivered to Buyer complete and correct copies of its Certificate of Incorporation and Bylaws, in each case as presently in effect, and Seller is not in default in the performance, observation or fulfillment of said Certificate of Incorporation or Bylaws.

4.02. Authority.

            The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Seller. Seller will deliver to Buyer at or prior to the Closing complete and correct copies, certified by its Secretary, of all resolutions theretofore duly and validly adopted by its Board of Directors evidencing such authorization (which resolutions will not have been rescinded prior to and will be in full force and effect on the Closing Date). No other corporate act or proceeding on the part of Seller is, or, as of the Closing, will be, necessary to approve the execution and delivery of this Agreement by Seller, the execution and delivery of the other documents and instruments to be executed and delivered by Seller pursuant hereto, the performance by Seller of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

4.03. Execution and Binding Effect.

            This Agreement has been duly and validly executed and delivered by Seller and constitutes, and the other documents and instruments to be executed and delivered by Seller pursuant hereto upon their execution and delivery by Seller on or prior to the Closing Date will constitute (assuming in each case the due and valid authorization, execution and delivery thereof by the other parties thereto), legal, valid and binding agreements of Seller enforceable against Seller in accordance with their respective terms except as enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting enforcement of creditors' rights generally.

4.04. Consents and Approvals; No Violation.

            Except (i) as set forth in Schedule 4.04 attached hereto or (ii)for such permits, authorizations, consents or approvals the absence of which, individually or in the aggregate, would not have a material adverse effect on the U.S. Filtration and Minerals Business or the transactions contemplated hereby, no permit, authorization, consent or approval of any governmental or regulatory authority is required of Seller, as a condition to the lawful consummation of the transactions contemplated by this Agreement. Except (i) as set forth in Schedule 4.04 attached hereto or
(ii) for such filings, declarations, registrations, permits, consents, approvals or notices the absence of which, individually or in the aggregate, would not have a material adverse effect on the U.S. Filtration and Minerals Business or the transactions contemplated hereby, neither the execution, delivery and performance of this Agreement or the other documents and instruments to be executed and delivered pursuant hereto by Seller, nor the sale by Seller of the Assets pursuant to this Agreement will (assuming compliance with the HSR Act)
(i) conflict with, violate or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Seller, (ii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Seller or any subsidiary of Seller is a party or by which Seller or any subsidiary of Seller or any of their respective properties or assets may be bound, (iii) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any court or of any public, governmental or regulatory authority applicable to Seller or to which any of its properties or assets may be bound, or (iv) require any filing, declaration or registration with, or permit, consent or approval of, or the giving of any notice to, any public, governmental or regulatory authority.

4.05. Financial Statements.

            Attached hereto as Exhibit J are unaudited combined statements of assets acquired and liabilities assumed of the Filtration and Minerals Business as at the end of each of the fiscal years ended December 31, 1989 and 1990, and its unaudited consolidated statements of income for the fiscal years ended December 31, 1989 and 1990, including the basis of presentation and the related supporting schedules (the "Annual Business Financial Statements"). The Annual Business Financial Statements have been prepared from, and are in accordance with, the books and records of Seller and Manville used in the preparation of Manville's audited consolidated financial statements, and present fairly the assets to be acquired and the liabilities to be assumed of the Filtration and Minerals Business and its results of operations as at the dates and for the periods therein referred to, in each case in accordance with generally accepted accounting principles, except as disclosed in the notes to the Annual Business Financial Statements, consistently applied throughout the periods involved, provided that Seller makes no representations concerning the Annual Business Financial Statements to the extent (i) Manville makes representations in Section 3.06 of the Joint Venture Stock Purchase Agreement concerning the portions of such Annual Business Financial Statements that relate to the Joint Venture Companies and (ii) Manville B.V. makes representations in Section 3.06 of the European Stock Purchase Agreement concerning the portions of such Annual Business Financial Statements that relate to the European Companies. Seller has heretofore delivered to Buyer earnings statements for the Filtration and Minerals Business for the interim periods ended May 31, 1990 and 1991. Such earnings statements have been prepared in the ordinary course of business by Seller's accounting department for internal use of Seller's management.

4.06. Inventory.

            All finished product inventories, net of reserves for obsolete and excess inventory, included in the Assets will be in salable condition on the Closing Date and will be located at an owned or leased location included in the Assets or in transit thereto. All work-in-process inventories, net of reserves for obsolete and excess inventory, included in the Assets will, on the Closing Date, be capable of being processed or made into salable condition in the ordinary course of business, and will be located at an owned or leased location included in the Assets. All packaging materials, purchased raw materials and fuels inventories, net of reserves for obsolete and excess inventory, included in the Assets were purchased for use at the plants and facilities of the U.S. Filtration and Minerals Business and all such packaging materials, purchased raw materials and fuels are in usable condition. For purposes of this Section 4.06, inventories of any finished products shall not be considered salable if they do not meet a customer's specifications or if they exceed the respective quantities of such finished products (by grade) that were sold in the twelve months ending April 30, 1991, and inventories of any packaging materials, purchased raw materials and fuels shall not be considered usable if they exceed the respective quantities of such packaging materials, purchased raw materials and fuels that were utilized in the twelve months ending April 30, 1991.

4.07. Absence of Certain Changes or Events.

            With respect to the U.S. Filtration and Minerals Business, or the Assets, except as and to the extent set forth in Schedule 4.07 attached hereto, since December 31, 1990, Seller has not, without Buyer's prior written consent:

            4.07(a). materially written down or materially written up the value of any inventory of the U.S. Filtration and Minerals Business, except for write-downs, write-ups and write-offs in the ordinary course of business consistent with past practice;

            4.07(b). canceled or compromised any material claims of Seller, or waived any other rights of substantial value, or sold, transferred or otherwise disposed of any of the material properties or assets, real, personal or mixed, tangible or intangible, of the U.S. Filtration and Minerals Business except in the ordinary course of business consistent with past practice;

            4.07(c). disposed of or permitted to lapse any patent, application for patent, trademark, application for trademark, assumed name, servicemark, application for servicemark, Trade Name, copyright, application for copyright or license material to the operations of the U.S. Filtration and Minerals Business or under which the U.S. Filtration and Minerals Business has any right or license, or disposed of or disclosed to any person (other than Buyer and its representatives) any trade secret, formula, process or know-how material to the operations of the U.S. Filtration and Minerals Business or under which the U.S. Filtration and Minerals Business has any right or license, except in each case in the ordinary course of business consistent with past practice;

            4.07(d). granted any general uniform increase in the compensation of employees of Seller engaged in the U.S. Filtration and Minerals Business (including, without limitation, any increase or change pursuant to any bonus, pension, profit-sharing, retirement or other plan or commitment), or any increase in any such compensation payable or to become payable to any officer or employee thereof, other than in the ordinary course of business and consistent with past practice;

            4.07(e). operated the U.S. Filtration and Minerals Business other than in the ordinary course of business consistent with past practice;

            4.07(f). made any material changes in sales pricing practices or terms in respect of the U.S. Filtration and Minerals Business or entered into any Sales agreements for a term in excess of one year;

            4.07(g). Suffered any damage, destruction or casualty loss, whether or not covered by insurance, that would have a material adverse effect on the U.S. Filtration and Minerals Business;

            4.07(h). suffered any material adverse change in the operations, assets, liabilities, properties, business or condition (financial or otherwise) of the U.S. Filtration and Minerals Business;

            4.07(i). failed promptly to pay and discharge current liabilities of the U.S. Filtration and Minerals Business in accordance with past practice, except where disputed in good faith;

            4.07(j). made any change in any method of accounting or accounting practice or policy used by the U.S. Filtration and Minerals Business other than such changes required by generally accepted accounting principles; or

            4.07(k). agreed, whether in writing or otherwise, to take any of the actions set forth in this Section 4.07.

4.08. Employee Benefit Plans; ERISA.

            4.08(a). Schedule 4.08(a) attached hereto sets forth each "employee benefit plan" as defined in Section 3(3) of ERISA, and each other plan or arrangement, that provides any benefit to any Transferring Employee (as such term is defined in Section 3.04(b)) that is maintained by Seller or any ERISA Affiliate (the "Employee Plans") as well as any such plans to which Seller or any ERISA Affiliate contributes or has contributed on behalf of any of the Transferring Employees (including multiemployer plans) which are not maintained by Seller or any ERISA Affiliate. Seller has previously delivered or made available to Buyer true and complete copies (or true and complete written summaries in the case of oral arrangements) of (i) all Employee Plans (including all amendments thereto, material procedures that have been adopted pending amendment and side letters or agreements in connection therewith) and all related summary plan descriptions or other related descriptive material, (ii) to the extent applicable to each Employee Plan, the most recent Internal Revenue Service determination letters, annual reports (Form 5500 series) and accompanying schedules, actuarial reports or valuations, asset valuation statements, insurance contracts and policies, PBGC Forms 1 and letters of exemption under Section 501(c)(9) of the Code, and (iii) for any tax qualified plan, separately, any amendments not covered by the most recent determination letter.

            4.08(b). Except as specifically disclosed in Schedule 4.08(a), none of the Transferring Employees is entitled to (i) any pension that is unfunded or
(ii) any pension benefit to be paid after termination of employment. Except with respect to continuation coverage under group health plans pursuant to Section 4980B(f) of the Code and except as specifically described in Schedule 4.08(b), no welfare or other benefits whatsoever are payable to any of the Transferring Employees after termination of employment (whether or not pursuant to any plan or benefit arrangement that is subject to ERISA), including but not limited to any post-retirement medical or death benefits, any severance benefits or any disability benefits.

            4.08(c). Except as set forth in Schedule 4.08(c), each Employee Plan that is a "welfare plan" (as defined in Section 3(1) of ERISA) is either funded through insurance or is unfunded and there are no reserves, assets, surplus or prepaid premiums under any such welfare plan. Except as set forth in Schedule 4.08(c), there are no outstanding loans between any Employee Plan and any present or former participant thereof.

            4.08(d). Neither Seller nor any ERISA Affiliate has incurred any liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA that could become, after the Closing Date, an obligation of Buyer or any of its Affiliates. With respect to each Employee Plan any amounts withheld from the compensation of any individual, any employer contributions with respect to such amounts, any required employer contributions with respect to benefits accruing prior to the Closing Date, and a proportionate share of any other contribution required to be made during the plan year in which the Closing Date occurs have been made or will be made in accordance with the provisions of Section 3.04(b) hereof.

            4.08(e). Except as described in Schedule 4.08(e), each Employee Plan that is a pension plan, as defined in Section 3(2) of ERISA, is qualified under
Section 401(a) of the Code. Seller or an ERISA Affiliate has received a favorable determination letter for each such Pension Plan that covers the amendments required by the Tax Reform and Fiscal Responsibility Act of 1982, the Deficit Reduction Act of 1984 and the Retirement Equity Act of 1984, and nothing has occurred since the date of such letter that would adversely affect such qualification (including, but not limited to, failure to make any requisite amendments to such Plans or to comply with any legal requirement pending such amendments). The current value of the assets of each Employee Plan which is subject to Title IV of ERISA or Section 412 of the Code exceeds the value of such Plan's Accumulated Benefit Obligation (as defined in Statement of Financial Accounting Standards No. 87 and determined on the basis of Manville plan funding assumptions, with such "current value" and "benefit liabilities" to be defined in accordance with Sections 3(26) and 4001(a)(16) of ERISA, respectively).

            4.08(f). Except as set forth in Schedule 4.08 (f), none of the Transferring Employees is or has been covered by any "Multiemployer Plan" (as defined in Section 3(37) of ERISA) or any plan under which more than one employer makes contributions (within the meaning of Section 4064(a) of ERISA). Seller has provided Buyer with written estimates of the potential liability of Seller or Manville under any such plan. The consummation of the transactions contemplated under this Agreement will not (x) accelerate the time of payment, increase the vesting, or increase the amount of any compensation or benefits due to any Transferring Employee (except to the extent provided in this Agreement or specifically noted in Schedule 3.04(a) or 4.08 (a)), or (y) otherwise result in the receipt by any Transferring Employee of a parachute payment within the meaning of Section 280G of the Code under any Employee Plan, or (z) entitle any Transferring Employee to severance pay (except to the extent provided in Section
3.04 or pursuant to an arrangement of Buyer's listed on Schedule 3.04(a) or an arrangement of Seller's listed on Schedule 4.08(a)), unemployment compensation or any similar payment. Except pursuant to the employment agreements described in Schedule 4.08(f) and except as required pursuant to the Collective Bargaining

Agreements, Seller, to the best of its knowledge, is not (and following the Closing Date, Buyer will not be) required to continue to employ any of the Transferring Employees or any group of the Transferring Employees, continue to cover any of the Transferring Employees or any group of the Transferring Employees under any Employee Plan or other benefit plan or arrangement listed in
Schedule 4.08(f) or otherwise, and Seller, to the best of its knowledge, is entitled to terminate any such plan or arrangement at any time with respect to any of the Transferring Employees or any group of the Transferring Employees.

            4.08(g). Except as disclosed in Schedule 4.08(g) or Schedule 3.04(a) attached hereto, there are no arrangements or contracts with any director, officer or independent contractor that require any deferred compensation or benefits to be paid or provided following termination of service and there are no such arrangements with any person who is not a Transferring Employee that would impose any liability on Buyer.

            4.08(h). With respect to the U.S. Filtration and Minerals Business, Seller has complied in all respects with the advance notice provisions of the WARN Act.

            4.08(i). Buyer shall not have any liability with respect to any employee pension benefit plan, employee welfare benefit plan, any fringe benefit arrangement or any other employee benefit plan or arrangement whatsoever (whether or not subject to ERISA), solely as a result of being considered to be the same employer as, or having been in the same controlled group of corporations with Seller or any entity that is affiliated with Seller.

4.09. Labor Relations.

            4.09(a). Except as set forth in Schedules 3.04(a), 4.08(a), 4.08(f), 4.08(g) and 4.09 attached hereto, Seller is not a party to or bound by any employment agreement, arrangement or understanding or any collective bargaining or other labor agreement, or any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, severance, retainer, consultant, bonus, group insurance or other incentive or welfare contract, plan or arrangement which relates to the operations of the U.S. Filtration and Minerals Business. Except as set forth in Schedules 3.04(a) and 4.09, no employees of Seller employed in the U.S. Filtration and Minerals Business are represented by any labor organization, and, as of the date hereof, no labor organization or group of employees of Seller employed in the U.S. Filtration and Minerals Business has made a demand for recognition, has filed a petition seeking a representation proceeding or given Seller notice of any intention to hold an election of a collective bargaining representative and no strike, work stoppage or labor disturbance exists or, to Seller's best knowledge, is threatened which involves any employees of Seller employed in the U.S. Filtration and Minerals Business.

            4.09(b). The Collective Bargaining Agreements are in full force and effect in accordance with their terms and neither Seller nor, to Seller's best knowledge, any other party thereto is in default with respect to any of its obligations thereunder and, to Seller's best knowledge, there has not occurred any event which, with notice or lapse of time or both, would constitute such default. Except as set forth in Schedule 4.09, to Seller's best knowledge there are no violations of the Collective Bargaining Agreements and, as of the date of this Agreement, there are no pending grievance proceedings or claims under such agreements.

            4.09(c). Except as set forth in Schedule 4.09, there are no pending complaints or charges or, to Seller's best knowledge, threatened complaints or charges against Seller with respect to any employee or group of employees of Seller employed in the U.S. Filtration and Minerals Business or filed or pending with any federal, state or local governmental authority or court alleging employment discrimination by Seller with respect to any employee or group of employees of Seller employed in the U.S. Filtration and Minerals Business.

            4.09(d). Hours worked by and payment made to employees of Seller employed in the U.S. Filtration and Minerals Business have not been in violation of the federal Fair Labor Standards Act or any other applicable state or local law dealing with such matters.

4.10. Real Property.

            4.10(a). Schedule 4.10(a) attached hereto sets forth a true and complete list and legal description of all the land (including patented mining claims, mineral rights only and surface rights only, except mineral rights of the type described in Section 4.12 hereof) owned by Seller or Manville and used or held for use in the U.S. Filtration and

Minerals Business and, with respect to each parcel, briefly describes all improvements thereon (all said land and all improvements thereon being collectively called the "Real Property"). Except as set forth on Schedule 4.10(a), each parcel of Real Property, including all mineral rights appertaining thereto, is free and clear of any mortgage, deed of trust, liability, claim, security interest, lien or encumbrance other than (i) liens for current taxes not yet due and payable, (ii) liens and encumbrances that do not materially adversely affect the use or value of such Real Property as currently used or as reserved for use, and (iii) specific matters of record or with respect to which Buyer shall receive affirmative title coverage. If any of the Real Property is encumbered by a mortgage or deed of trust, no notice has been received by Seller from any mortgagee, or trustee or beneficiary thereunder, asserting that a default or breach exists thereunder, and, to the best of Seller's knowledge, no default or breach exists thereunder and there has not occurred any event which with notice or lapse of time or both would constitute such a default or breach. With respect to the Real Property other than the Real Property located at Lompoc, California, there are no encroachments or projections of improvements located on any other property onto any part of such Real Property nor do any improvements located on any part of such Real Property encroach or project upon other properties.

            4.10(b). Except as described in Schedule 4.10(b), there are no pending, or to the best knowledge of Seller, threatened, actions, suits or proceedings, including condemnation or similar proceedings, against or affecting the Real Property or any portion thereof, or relating to or arising out of the interest of Seller in the Real Property or any portion thereof, in any court or before or by any federal, state, county or municipal department, commission, board, bureau, agency, or other governmental instrumentality which, if decided contrary to Seller's interests, would have a material adverse effect on the value or use of the Real Property as currently used or reserved for use. Except as described in Schedule 4.10(b), to the best knowledge of Seller, no special assessment is pending or has been proposed against any portion of the Real Property.

            4.10(c). To the best knowledge of Seller, no portion of the Real Property is in violation of, or used or occupied in a manner in violation of, any building code, zoning ordinance, certificate of occupancy, or any other federal, state or municipal law, ordinance, order or regulation or statute applicable thereto, which violation would have a material adverse effect on the value or use of such Real Property as currently used or reserved for use. To the best knowledge of Seller, all of the Real Property used by Seller or reserved for use by Seller in connection with the U.S. Filtration and Minerals Business conforms with the uses permitted by the applicable zoning ordinances (without benefit of the prior nonconforming use doctrine) or pursuant to an existing permanent variance, permit or exception to such ordinance which variance, permit or exception would inure to the benefit of Buyer as owner of the Real Property in all instances where the failure to so conform or the failure of such variance, permit or exception to inure to the benefit of Buyer would have a material adverse effect on the use or value of such Real Property as currently used or reserved for use.

            4.10(d). To the best knowledge of Seller, the improvements situated on the Real Property which are necessary to operate the U.S. Filtration and Minerals Business as currently conducted by Seller are structurally sound and in serviceable condition, order and repair, taking into account their current use, age, ordinary wear and tear and normal maintenance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY PROVIDED FOR HEREIN, SUCH IMPROVEMENTS ARE SOLD TO BUYER "WHEREAS" AND "AS IS" WITHOUT IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR INTENDED USE OK OTHERWISE.

            4.10(e). Schedule 4.10(e) attached hereto sets forth a true and complete list of all unrecorded licenses, leases, use agreements and understandings (in each case, whether oral or written) relating to the use or occupancy of the Real Property by others. Except as set forth in Schedule 4.10(e), all such licenses, leases, use agreements and understandings are in full force and effect in accordance with their terms and neither Seller, Manville nor to the best knowledge of Seller, any other party thereto is in default with respect to any of its obligations thereunder, and to the best knowledge of Seller, there has not occurred any event which with notice or the lapse of time or both would constitute such default and all such licenses, leases, use agreements and understandings are terminable on not more than six months prior written notice by Seller.

            4.10(f). Except as set forth in Schedule 4.10(f), Seller or Manville has unrestricted legally enforceable access to and from railroad rights of way, public highways, roads or streets sufficient to permit the conduct of the U.S. Filtration and Minerals Business as currently operated or reserved for operation by Seller, and to the best of Seller's knowledge, there is no currently existing fact or condition which would result in the interference with or termination of such access.

            4.10(g). Except as set forth on Schedule 4.10(g), to the best of Seller's knowledge (i) no portion of the Real Property has ever been used as a cemetery; (ii) Seller has not received any written notice that there are any endangered or threatened species of animal or plant which at any time during the past five years have lived on any of the Real Property; and (iii) Seller has not received any written notice that any portion of the Real Property is a "wetland," as that term is used under any Federal law, rule or regulation or any state or local law, rule or regulation applicable in the state and locality in which the Real Property is situated.

            4.10(h). All public utilities required for the present activities of the U.S. Filtration and Minerals Business on the Real Property connect into the Real Property or are available to the Real Property at the boundaries thereof.

            4.10(i). No individual, governmental authority, corporation or partnership has any option to purchase, or right of first refusal with respect to, any material portion of the Real Property, or is party to any agreement which, under any circumstances, could become such an option or right of first refusal. Schedule 4.10(i) contains a list of all options to purchase or acquire any interest in real property, or rights of first refusal with respect to any interest in real property (including any interest which, upon acquisition, would be a Leasehold Interest), which options or rights of first refusal are held by Seller and relate to the U.S. Filtration and Minerals Business. With respect to each such option or right of first refusal so listed on Schedule 4.10(i), said
Schedule includes the legal description of the land as to which there is an option or right of first refusal and a brief description of any improvements thereon.

            4.10(j). To the best knowledge of Seller, neither Manville nor any subsidiary of Manville owns or holds any interest whatsoever in any real property which Seller or Manville is holding primarily because it contains or may contain commercial quality diatomaceous earth or perlite ore, except the Real Property, the Leasehold Interests and the Unpatented Mining Claims. Neither Manville nor any subsidiary of Manville owns or holds any interest whatsoever in real property situated Within 25 miles of any of the unpatented mining claims referred to in Section 4.12, any of the Real Property or any of the Leasehold Interests located at Lompoc, California or No Agua, New Mexico except for the Real Property, the Leasehold Interests and the Unpatented Mining Claims. Except as set forth in Schedule 4.10(j), Seller and Manville have not identified any diatomaceous earth deposits of commercial quality in any location.

4.11. Leasehold Interests.

            Schedule 4.11 attached hereto sets forth a true and complete list of all leases, subleases, rental or other occupancy agreements relating to any real property and any rights to use or occupy real property, or rights or interests therein, held by Seller as lessee or sublessee (in each case, whether recorded or unrecorded) and used or held for use in or relating to the U.S. Filtration and Minerals Business other than the Real Property (the "Leasehold Interests"). All of the Leasehold Interests are in full force and effect in accordance with their terms and neither Seller, nor, to the best knowledge of Seller, any other party thereto is in default or breach with respect to any of its obligations thereunder and there has not occurred any event which, with notice or lapse of time or both, would constitute such default or breach. Seller has not received any written notice that there are any underlying mortgages or deeds of trust affecting any leased real property and having priority over the Leasehold Interest, or rights or interests therein, used by Seller. Seller is in full use or possession of the real property subject to the Leasehold Interests, or rights or interests granted therein. To the best knowledge of Seller, Seller is not using any real property or interest therein subject to a Leasehold Interest in violation of any law, regulation, code, ordinance or decree or other legal requirement. The representations and warranties contained in Sections 4.10(b),
(f), (g) and (h) shall be deemed to apply to the real property, or interests granted therein, which is the subject of a Leasehold Interest; provided however, that for this purpose the representations made in Sections 4.10(f) and (h) shall be limited to the best knowledge of Seller.

4.12. Unpatented Mining Claims, Surface Rights and Water Rights.

            4.12(a). Schedule 4.12(a) hereto sets forth a true and complete list of all unpatented mining claims located and held by Seller under the Mining Law of 1872, as amended (30 USC Section 21 et seq.) (the "Mining Law of 1872") which relate to the U.S. Filtration and Minerals Business (the "Unpatented Mining Claims").

            4.12(b). With respect to Unpatented Mining Claims, subject only to the paramount title of the United States, to the best of Seller's knowledge: (1) the unpatented mining claims were laid out and monumented consistent with industry practices on federal lands which were open to entry under the Mining Law of 1872 at the time of location; (2) location notices and certificates were properly recorded and filed with appropriate governmental authorities; (3) affidavits of assessment work, notices of intent to hold, or verified reports were timely and duly recorded and filed with appropriate agencies for each of the Unpatented Mining Claims for each year, through 1990, in which such affidavit, notice or report was required to be filed; (4) the work and expenditures described in said affidavits, notices and reports were in fact made and performed in a good faith effort to satisfy assessment work requirements;
(5) the Unpatented Mining Claims are free and clear of liens, production royalties, advance royalties, rents, bonuses or bonus payments or finder's fees in favor of any party that have not been disclosed by Seller to Buyer in
Schedule 4.14; (6) Seller has no knowledge of material conflicting claims or activities or possession by third parties in anticipation of such claims, except as set forth in Schedule 4.12(b); and (7) Seller has located each such Unpatented Mining Claim in the good faith expectation of discovering valuable minerals.

            4.12(c). Where Seller's ownership of Unpatented Mining Claims does not give Seller surface rights of ingress and egress and use of the surface of such mining claims for mining and related purposes, Seller has valid and enforceable agreements with the owners of such surface rights permitting Seller access to such claims for mining and related purposes to the extent set forth in
Schedule 4.12(c). Seller is not in default with respect to any of its obligations thereunder and, to Seller's best knowledge, there has not occurred any event which, with notice or lapse of time or both, would constitute such default. The agreements set forth in Schedule 4.12(c) are fully assignable and by their terms do not require compensation to the surface owner other than for damage to crops, improvements or pasture land.

            4.12(d). Seller owns and operates a water well at Antonito, Colorado as described in the Judgment and Decree Adjudicating Water Rights dated December 26, 1974 (well number 1W-882) and water wells in No Agua, New Mexico. Such wells constitute all of Seller's adjudicated water rights appurtenant to such Real Property and will be conveyed to Buyer at Closing to the maximum extent permitted by law.

4.13. Personal Property.

            Schedule 4.13 attached hereto sets forth a list and brief description from Seller's business records as of May 31, 1991 of all vehicles, rail cars, furniture, machinery, equipment, fixtures and other personal property owned, leased or used by Seller or Manville in the U.S. Filtration and Minerals Business and having a value in any one case exceeding $25,000, other than inventory, raw materials or work-in-progress.

4.14. Title to Assets.

            Except as set forth in Schedule 4.14 hereto, at the Closing, all of the Assets described in Section 4.13 to be sold or assigned hereunder by Seller to Buyer will be free and clear of any mortgages, deeds of trust, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, the "Liens"), other than (A) Liens securing or relating to liabilities or obligations which are to be assumed by Buyer pursuant to Section
2.04 hereof; (B) Liens for current taxes and assessments not yet past due; or
(C) Liens that do not materially detract from the value of the assets described in Schedule 4.13 taken as a whole. Except as set forth in Schedule 4.14, all Assets, including, without limitation, books and records (except for offsite computer databases addressed separately in the Transitional Services Agreement), geological maps, and drill cores are, or on the Closing Date will be, located at locations included in the Assets or at locations agreed to by Buyer prior to the Closing Date.

4.15. Condition of Assets.

            4.15(a). Except as set forth in Schedule 4.15 attached hereto, the Assets which are necessary to operate the Filtration and Minerals Business as currently conducted by Seller are in operating condition, order and repair, taking into account their current use, age, ordinary wear and tear and normal maintenance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY PROVIDED FOR HEREIN, ALL OF THE TANGIBLE ASSETS INCLUDED IN THE ASSETS ARE SOLD TO BUYER "WHEREAS" AND "AS IS" WITHOUT IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR INTENDED USE OR OTHERWISE.

            4.15(b). All properties and assets not owned by but used in the U.S. Filtration and Minerals Business are in such condition that upon the return of such properties and assets to their owners in the current condition of such properties and assets, normal wear and tear excepted, at the end of the relevant lease terms or as otherwise contemplated by the applicable agreements with the owners thereof, the obligations of Seller or Manville to such owners will be discharged.

4.16. Patents, Trademarks and Copyrights.

            Schedule 4.16 attached hereto sets forth, to the best knowledge of Seller, a true and complete description and ownership of (a) all Trade Names, patents, applications for patents, inventions, copyrights, applications for copyrights, licenses, trademarks and servicemarks, applications and registrations for trademarks and servicemarks, royalty and similar agreements and proprietary rights of any nature used primarily in the U.S. Filtration and Minerals Business during the one-year period prior to the date of this Agreement and (b) certain software. Categories of items, such as blueprints and advertising literature, that are too voluminous to enumerate individually are listed on said Schedule by general category. Seller owns such proprietary or contract rights to the extent set forth in such Schedule 4.16 (the "Seller's Business Property") and has the right to transfer the Seller's Business Property without the consent of any third party, except as otherwise noted thereon. Except as set forth in Schedule 4.16 hereto, Seller is not obligated to make license, royalty or other payments of any kind to any person in respect of the use or ownership of the Seller's Business Property. Schedule 4.16 also sets forth a complete and correct list of any material rights in or to the Seller's Business Property which have been granted to any person. To the best knowledge of Seller, there has not been any infringement or unauthorized use by Seller of any trademark, trade name, servicemark, service name, patents, trade secrets, copyright, license or rights therein belonging to any third party, in connection with the U.S. Filtration and Minerals Business. To the best knowledge of Seller, except as set forth on Schedule 4.16, there has not been any infringement or unauthorized use by any third party of any of the Seller's Business Property.

4.17. Disclosure.

            The specification of any dollar amount in this Agreement is not intended to imply that such amounts, or higher or lower amounts, are or are not material. The fact that something is disclosed in a schedule does not necessarily mean that it is relevant to such schedule or that it meets the materiality standard of such schedule.

4.18. Insurance.

            Schedule 4.18 hereto sets forth a complete and accurate list of all material policies of insurance of any kind or nature, including, without limitation, policies of life, fire, theft, product liability, completed operations, workers' compensation, health, employee fidelity and other casualty and liability insurance presently in effect with respect to the U.S, Filtration and Minerals Business. All such policies are valid, outstanding and enforceable policies and since December 31, 1990, there has been no material increase in premiums which were attributable to the operations of the U.S. Filtration and Minerals Business. There is no pending material dispute between Seller and any insurance company (or successor to any insurance company) with respect to the U.S. Filtration and Minerals Business concerning any matter including, without limitation, coverage or the amount of an insurable loss.

4.19. Certain Contracts and Commitments.

            4.19(a). Schedule 4.19 hereto sets forth a true and complete list of agreements, contracts or commitments relating to the U.S. Filtration and Minerals Business which are material to the business, operations or financial condition of the U.S. Filtration and Minerals Business or which (i) call for fixed payments thereunder of more than $100,000 in one year from the date hereof; (ii) extend more than six months from the date hereof and call for payments thereunder of more than $200,000; (iii) were not made in the ordinary course of business; (iv) are non-competition, confidential information, exclusive, dealings or similar agreements; (v) are distributorship or sales agency agreements; (vi) are contracts involving the commitment or payment in excess of $100,000 for the future purchase of materials, supplies, services or equipment;
(vii) require aggregate capital expenditures in excess of $100,000; (viii) are mortgages, pledges, conditional sales contracts, security agreements, factoring agreements or other similar agreements with respect to any real or personal property included in the Assets; (ix) are capital or operating leases of machinery or equipment; (x) relate to disposal or transportation of waste that is considered hazardous under any applicable state or federal laws; or (xi) provide for material indemnification by Seller. Complete and correct copies of each such agreement have been made available to Buyer. Schedule 4.19 includes a statement as to each agreement, contract or commitment identified on such Schedule, as to whether such agreement, contract or commitment shall be either
(x) assigned to and assumed by Buyer, (y) canceled, or (z) retained by Seller.

            4.19(b). Seller is not in default in any material respect under any contracts or commitments referred to in Schedule 4.19. To Seller's best knowledge, there is no default in any material respect, and there is no basis for a claim of such default, under any contracts or commitments referred to in
Schedule 4.19 by any party to such contract or commitment other than Seller. Except as disclosed in such Schedule, Seller is not a party to, or bound by, any non-compete, non-disclosure, exclusive dealings or similar agreement which in any way restricts the operation of the U.S. Filtration and Minerals Business or which would be binding upon Buyer after the Closing.

4.20. Ability to Conduct Business.

            4.20(a). Neither Seller nor any of its affiliates is subject to or bound by any judgment, order, writ, injunction or decree of any court or of any governmental authority or of any arbitration which, after the Closing Date, would prevent the use by Buyer of assets or rights of any nature material to the U.S. Filtration and Minerals Business, or impair the conduct by Buyer of the U.S. Filtration and Minerals Business, in each case in accordance with present practices. Neither Seller nor any of its affiliates is a party to, bound by or a beneficiary of, any agreement which, after the Closing, would prevent the use by Buyer of any Assets material to the U.S. Filtration and Minerals Business, or impair the conduct by Buyer of the U.S. Filtration and Minerals Bussiness, in each case in accordance with present practices and subject to obtaining all requisite consents and approvals identified in Schedule 4.04 and Schedule 4.19.

            4.20(b). There is no interest in real property, personal property, mixed property, tangible property or intangible property of any nature, owned by Manville or by a subsidiary of Manville other than Seller, which, if owned or held by Seller, would be required to be disclosed in any schedule described in this Article IV.

            4.20(c). Except for services to be provided under the Transitional Services Agreement and the assets and rights to be acquired under the Business Property Transfer Agreement and the Computer Software Agreement, at the Closing hereunder, Buyer will acquire and possess all assets and rights of any nature whatsoever necessary to enable it to carry on the U.S. Filtration and Minerals Business in all material respects as heretofore conducted by Seller.

4.21. Compliance with Applicable Law.

            Schedules 4.21 and 4.24 attached hereto set forth a true and complete list of all permits, licenses, authorizations, rights, approvals and registrations with and under all Federal, state, local and foreign laws, authorities and agencies required to carry on the U.S. Filtration and Minerals Business as presently conducted, except for such permits, licenses, authorizations, rights, approvals and registrations the absence of which would not, individually or in the aggregate, have a material adverse effect on the Assets or the conduct of the U.S. Filtration and Minerals Business as currently conducted by Seller (the "Seller Approvals"). All Seller Approvals are in full force and effect and, to the best knowledge of Seller, no suspension or cancellation of any of them is threatened. Except as set forth on Schedule 4.21 or 4.24, Seller is conducting the U.S. Filtration and Minerals Business in compliance with all applicable laws, regulations, ordinances and rules of any Federal, state, local or foreign government, authority or agency except where the failure to so comply would not have a material adverse effect on the Assets or the conduct of the U.S. Filtration and Minerals Business as currently conducted by Seller. To the best knowledge of Seller and except as set forth in Schedules 4.21 or 4.24, Seller has not received any written notice since January 1, 1988 asserting that it is in violation of any such laws, regulations, ordinances, or rules applicable to the U.S. Filtration and Minerals Business.

4.22. Litigation.

            Except as set forth in Schedule 4.22 attached hereto, there are no claims, actions, suits, proceedings or, to the best knowledge of Seller, investigations pending and no such claim, action, suit, proceeding or investigation has been pending during the five-year period preceding the date hereof, by or against Seller with respect to the U.S. Filtration and Minerals Business, the Assets or the transactions contemplated hereby, at law or in equity or before or by any Federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority, which might if decided adversely involve liability, individually, or as a class or series in an aggregate, of more than $100,000 or which might reasonably be expected to have a material adverse effect on the Assets or the conduct of the U.S. Filtration and Minerals Business as currently conducted by Seller. To the best knowledge of Seller, no such claim, action, suit, proceeding or investigation is threatened.

4.23. Warranties and Product Liability.

            4.23(a). Schedule 4.23(a) lists (i) Seller's standard printed warranty used in connection with the sale of products manufactured or sold by the U.S. Filtration and Minerals Business; (ii) the customer indemnity form used by Seller and a list of all customers to whom such form was sent; (iii) the aggregate value of all holdbacks and retentions as of the date of this Agreement under sales contracts of Seller in connection with the U.S. Filtration and Minerals Business; and (iv) the rates of return of products of the U.S. Filtration and Minerals Business on warranty or contract grounds since January 1, 1990.

            4.23(b). Except as set forth in Schedule 4.23(b) hereto, there are no actions, suits, inquiries, proceedings or, to the best knowledge of Seller, investigations by or before any court or governmental or other regulatory or administrative authority, agency or commission pending or, to the best of the knowledge of Seller, threatened against or involving the U.S. Filtration and Minerals Business or the Assets relating to any product alleged to have been manufactured or sold by Seller or the U.S. Filtration and Minerals Business and alleged to have been defective or improperly designed or manufactured or stating a claim under any warranty, guarantee or indemnification made by Seller.

4.24. Environmental Matters.

            4.24(a). Schedule 4.24(a) attached hereto sets forth a true and complete list of Environmental Approvals required to carry on the U.S. Filtration and Minerals Business as currently conducted, except for such Environmental Approvals the absence of which would not, individually or in the aggregate, have a material adverse effect on the Assets or the conduct of the U.S. Filtration and Minerals Business as currently conducted by Seller.

            4.24(b). Except as disclosed in Schedule 4.24(b) or as previously disclosed by Seller to Buyer in writing:

      (i) The operations and properties of the U.S. Filtration and Minerals Business are in compliance with all applicable Environmental Laws except where noncompliance would not have a material adverse effect on the business, condition (financial or otherwise), operations, properties, assets or liabilities of the U.S. Filtration and Minerals Business;

      (ii) Seller has obtained all Environmental Approvals currently necessary for the operation of the U.S. Filtration and Minerals Business, all such Environmental Approvals are in effect, no action of which Seller has been notified or has knowledge to revoke or modify any of such Environmental Approvals is pending and Seller is in compliance with the terms and conditions of each such Environmental Approval except where noncompliance would not have a material adverse effect on the business, condition (financial or otherwise), operations, properties, assets or liabilities of the U.S. Filtration and Minerals Business;

      (iii) During the past five years, Seller has not received any written notice pursuant to Environmental Laws of any asserted violation, proceeding, investigation or lawsuit arising out of the operations or properties of the U.S. Filtration and Minerals Business now or at any time in the past owned, leased or operated by Seller;

      (iv) Seller has not entered into any written agreement with any governmental authority or any other person by which Seller has assumed responsibility for, either directly or as a guarantor or surety, the remediation of any condition arising from or relating to a Release or threatened Release in connection with the operations of the U.S. Filtration and Minerals Business;

      (v) Seller has not filed any notice under any applicable Environmental Law reporting a past or present Release of a Hazardous Substance, and to the knowledge of Seller, there has not been an unpermitted Release or threatened Release of a Hazardous Substance, including a Release or threatened Release in excess of applicable permit limits, into the Environment for which Seller may be directly or indirectly responsible and which is related to the U.S. Filtration and Minerals Business;

      (vi) Seller has not transported, treated or disposed of, nor arranged for any third person to transport, treat or dispose of on behalf of Seller related to the U.S. Filtration and Minerals Business, any Hazardous Substances to or at:

      (A) any location other than a site lawfully permitted to receive such Hazardous Substances, or

      (B) any location designated for remedial action of whatever nature (whether voluntary or involuntary) pursuant to the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq., or any analogous state law; and

      (vii) To the best of Seller's knowledge, there is not now at, on or in any of the Real Property:

      (A) any generation, treatment, recycling, storage, disposal or other handling of any Hazardous Wastes (as defined in RCRA, notwithstanding any inapplicability to Seller or Manville as a mining operator) which would be subject to RCRA permit requirements;

      (B) any landfill or solid waste disposal area which would be subject to landfill or solid waste permits and Environmental Approvals;

      (C) any asbestos-containing material, as defined by TSCA which would be subject to NESHAP standards;

      (D) any Hazardous Substances present at such property, excepting such quantities as are handled in accordance with all applicable manufacturer's instructions and governmental regulations and as are used in the operations of the U.S. Filtration and Minerals Business;

      (E) any polychlorinated biphenyls meeting or in excess of the 50 parts per million regulatory threshold used in hydraulic oil electrical transformers or other equipment; or

      (F) any underground storage tank, surface impoundment, or other containment facility.

4.25. Brokers and Finders.

            Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

           V. REPRESENTATIONS AND WARRANTIES OF BUYER AND NEW CELITE

            Buyer and New Celite hereby represent and warrant to Seller as follows:

5.01. Organization, Etc.

            5.01(a). Each of Buyer and New Celite is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority, corporate and otherwise, to own, operate and lease the properties and assets it now owns, operates and leases and to carry on its business as presently conducted, to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Buyer or New Celite pursuant hereto and to consummate the transactions contemplated hereby and thereby.

            5.01(b). Each of Buyer and New Celite has heretofore delivered to Seller complete and correct copies of its Certificate of Incorporation and Bylaws, in each case as presently in effect, and neither Buyer nor New Celite is in default in the performance, observation or fulfillment of said Certificate of Incorporation or Bylaws.

5.02. Authority.

            The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by each of Buyer and New Celite pursuant hereto.

the performance by each of Buyer and New Celite of its obligations hereunder and thereunder and the consummation by Buyer and New Celite of the transactions contemplated hereby and thereby have been duly authorized by the Boards of Directors of Buyer and New Celite. Each of Buyer and New Celite will deliver to Seller at or prior to the Closing complete and correct copies, certified by its Secretary, of all resolutions theretofore duly and validly adopted by its Board of Directors evidencing such authorization (which resolutions will not have been rescinded prior to and will be in full force and effect on the Closing Date). No other corporate act or proceeding on the part of Buyer or New Celite is, or, as of the Closing, will be, necessary to approve the execution and delivery of this Agreement by each of Buyer and New Celite, the execution and delivery of the other documents and instruments to be executed and delivered by each of Buyer and New Celite pursuant hereto, the performance by each of Buyer and New Celite of its obligations hereunder and thereunder, and the consummation Of the transactions contemplated hereby and thereby.

5.03. Execution and Binding Effect.

            This Agreement has been duly and validly executed and delivered by each of Buyer and New Celite and constitutes, and the other documents and instruments to be executed and delivered by Buyer or New Celite pursuant hereto upon their execution and delivery by Buyer or New Celite on or prior to the Closing Date will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by the other parties thereto), legal, valid and binding agreements of Buyer or New Celite, as the case may be, enforceable against Buyer or New Celite in accordance with their respective terms except as enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting enforcement of creditors' rights generally.

5.04. Consents and Approvals; No Violation.

            Except as set forth in Schedules 5.04, 4.04, 4.21 and 4.24 attached hereto, no permit, authorization, consent or approval of any governmental or regulatory authority is required as a condition to the lawful consummation by Buyer of the purchase of the Assets pursuant to this Agreement or, to the best knowledge of Buyer, for the operation by Buyer of the U.S. Filtration and Minerals Business after the Closing substantially in the same manner theretofore conducted by Seller. Except as set forth in Schedule 5.04 attached hereto, neither the execution, delivery and performance of this Agreement or the other documents and instruments to be executed and delivered pursuant hereto by Buyer or New Celite, nor the purchase by Buyer of the Assets pursuant to this Agreement will (assuming compliance with the HSR Act) (i) conflict with, violate or result in any breach of any provision of the Certificate of Incorporation or Bylaws or comparable governing documents of Buyer or New Celite, (ii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Buyer or New Celite is a party or by which Buyer or New Celite or any of their respective properties or assets may be bound, (iii) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any court or of any public, governmental or regulatory authority applicable to Buyer or New Celite or to which any of their respective properties or assets may be bound, or
(iv) require any filing, declaration or registration with, or permit, consent or approval of, or the giving of any notice to, any public, governmental or regulatory authority.

5.05. Funds.

            Buyer and New Celite acknowledge that pursuant to the Alleghany Agreement, Alleghany has agreed, among other things, to cause New Celite and Buyer to have sufficient funds to make payments due hereunder at the Closing.

5.06. Brokers and Finders.

            Neither Buyer nor New Celite have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

                      VI. OTHER OBLIGATIONS OF THE PARTIES

6.01. Conduct of Business of the U.S. Filtration and Minerals Business Pending the Closing.

            From the date hereof until the Closing, except as otherwise required or permitted under this Agreement or to the extent otherwise consented to by Buyer in writing, Seller will carry on the business of the U.S. Filtration and Minerals Business in, and only in, the usual, regular and ordinary course and consistent with past practice. Except as otherwise required or permitted under this Agreement, without the prior written consent of Buyer, neither Seller nor any of Seller's affiliates (to the extent that the following actions by Seller or its affiliates may affect the U.S. Filtration and Minerals Business) shall (i) make any material changes in sales prices, practices or terms in respect of products of the U.S. Filtration and Minerals Business; (ii) grant any bonuses or alter or increase the present compensation of any employee of the U.S. Filtration and Minerals Business, directly or indirectly, except in accordance with its customary and existing compensation policies; (iii) enter into any agreements, or make any undertaking or commitment, (x) to sell, lease or exchange any substantial portion of the Assets to any other corporation or person, or (y) to make any capital commitment in respect of the U.S. Filtration and Minerals Business which together with all related commitments require payments in excess of $150,000; (iv) agree to incur any obligation or liability (absolute or contingent) in respect of the U.S. Filtration and Minerals Business which obligation or liability would become an Assumed Liability except in the ordinary course of business consistent with past practice; (v) mortgage, encumber by deed of trust, pledge or incur any lien, charge or other encumbrance with respect to any of the Assets, or agree to do so, except in the ordinary course of business consistent with past practice; (vi) cancel or agree to cancel any claims included within the Assets, except in the ordinary course of business consistent with past practice; (vii) introduce any new method of accounting in respect of the U.S. Filtration and Minerals Business, other than non-discretionary changes and changes required by its independent auditors; (viii) except as required by law and as contemplated herein, take any action to amend in any material respect any of Seller's Pension Plans, Welfare Plans, employment agreements or Collective Bargaining Agreements which are to be transferred to or assumed by Buyer; or (ix) terminate an employee at an annual salary in excess of $75,000, or hire a new employee at an annual salary in excess of $75,000, without prior consultation with Buyer.

6.02. Access to Information and Records.

            Between the date of this Agreement and the Closing Date, Seller will provide Buyer and Buyer's accountants, counsel and other authorized representatives reasonable access, during normal business hours, to any and all premises, properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation) of Seller relating to the U.S. Filtration and Minerals Business to the extent severable and will cause its officers to furnish to Buyer and Buyer's authorized representatives any and all financial, technical and operating data and other information pertaining to the U.S. Filtration and Minerals Business and the Assets as Buyer shall from time to time reasonably request.

6.03. Public Announcements.

            Seller and Buyer agree to consult promptly with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange. With respect to oral public statements, such obligation to consult shall be satisfied by general consultation regarding the subject matter of the proposed public statements.

6.04. Furnishing Information.

            Each of the parties hereto will, as soon as practicable after reasonable request therefor, furnish all the information concerning it required for inclusion in any statement or application made by any of them to any governmental or regulatory authority in connection with the transactions contemplated by this Agreement. In the event any action, suit, proceeding or investigation of the nature specified in Section 7.05 or Section 8.05 hereof is commenced, whether before or after the Closing Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.

6.05. Certain Notifications.

            At all times prior to the Closing, each party hereto shall as promptly as reasonably practicable notify the other in writing of the occurrence of any event of which it obtains knowledge which will result, or in the opinion of such party has a reasonable prospect of resulting, in the failure to satisfy the conditions specified in Article VII hereof in the case of events relating to Seller and Article VIII hereof in the case of events relating to Buyer.

6.06. Best Efforts.

            Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and shall use its best efforts to promptly obtain all waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or governmental or public authorities which are in the reasonable opinion of Seller or Buyer necessary or desirable in connection with the transactions contemplated by this Agreement, including, without limitation, filings to the extent required under the Exchange Act and the HSR Act; provided, however, that neither Buyer nor New Celite shall be obligated to execute any guarantees or undertakings or otherwise incur or assume any liability (other than those liabilities and obligations otherwise to be assumed by Buyer under this Agreement) in connection with obtaining any such approval, consent, authorization or waiver except to the extent that Manville has issued such guarantee and set forth on Schedule 6.06. Seller agrees that it will, at any time and from time to time after the Closing Date, upon request of Buyer, do, execute, acknowledge and deliver or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may in Buyer's reasonable opinion be necessary or advisable to confirm Buyer's title to and interest in or to enable it to deal with and dispose of the Assets to be conveyed, transferred and delivered by Seller to Buyer under this Agreement.

6.07. Proration of Taxes and Certain Charges.

            6.07(a). All real property Taxes, personal property Taxes or similar ad valorem obligations levied with respect to the Assets for any taxable period which includes the day after the Closing Date and ends after the Closing Date, whether imposed or assessed before or after the Closing Date, shall be prorated between Seller and Buyer on a daily basis based upon the number of days in the taxable period preceding and following the Closing Date. If any Taxes subject to proration are paid by one party, the proportionate amount of such Taxes paid (or in the event a refund of any portion of such Taxes previously paid is received, such refund) shall be paid promptly by (or to) the other party after the payment of such Taxes (or promptly following the receipt of any such refund).

            6.07(b). All installments of special assessments or other charges on or with respect to the Assets (including the Real Property) payable by Seller for any period in which the Closing Date shall occur, including, without limitation, base rent, common area maintenance, percentage or other additional rent, royalties, all municipal, utility or authority charges for water, sewer, electric or gas charges, garbage or waste removal, and cost of fuel, shall be apportioned as of the Closing Date based upon meter readings taken on such date or, if such charges or rates are assessed either based upon time or for a specified period, such charges or rates shall be allocated on a daily basis to the periods before and after the Closing Date, and each party shall pay its proportionate share promptly upon the receipt of any bill, statement or other charge with respect thereto.

            6.07(c). All installments of base rent, additional rent, license fees or other use related revenue receivable by Seller or Manville to the extent attributable to the U.S. Filtration and Minerals Business for any period in which the Closing Date shall occur shall be prorated so that Seller shall be entitled to that portion of any such installment applicable to the period up to but not including the Closing Date and Buyer shall be entitled to that portion of any such installment applicable to any period from and after the Closing Date.

            6.07(d). The proration of Taxes, special assessments and other charges provided for in this Section 6.07 shall be made only in respect of Taxes, special assessments and other charges for which accruals are not provided in the Closing Date Financial Statements.

6.08. Non-Competition.

            6.08(a). For a period between the Closing Date and December 31, 1998, Seller shall not, and shall cause each of its respective subsidiaries not to, directly or indirectly, anywhere in the world, own, manage, operate or control, any business that is engaged in the Business, provided that nothing herein shall limit the ability of Seller and its subsidiaries to (i) mine perlite ore for internal use other than the uses set forth in the Perlite Agreement, (ii) subject to Section 6.08(a)(i), mine for internal use industrial minerals included in the Business, other than diatomite, (iii) process for internal use perlite ore, or (iv) purchase an entity that is engaged in part in the Business so long as (x) such entity is primarily engaged in activities other than the Business, (y) Seller promptly disposes of any portion of such entity that is engaged in the Business, and (z) Seller takes appropriate safeguards to further the intent of this Section, including implementing procedures to ensure that no disclosure of any information relating primarily to the Filtration and Minerals Business is made or otherwise becomes available to such newly acquired entity.

            For purposes of this Section 6.08(a), "Business" means (i) the mining, manufacture or sale (including distribution) of industrial minerals, or products manufactured therefrom, similar to those presently being mined, manufactured or sold by, or currently the subject of an ongoing research project (all of which products and ongoing research projects to the best knowledge of Seller have been disclosed in Schedule 6.08) by the Filtration and Minerals Business for sale or distribution in markets addressed by the Filtration and Minerals Business during the five-year period prior to the Closing Date or (ii) the manufacture or sale of products utilizing crossflow filtration technology. For purposes of this Section 6.08, "internal use" means the use by Manville or its subsidiaries of a mineral or mineral product as an ingredient or otherwise in the process of manufacturing a finished product which is not included in the Business.

            6.08(b). Since Buyer will be irreparably damaged and its remedy at law will be inadequate in the event of a breach of Section 6.08(a), Buyer shall be entitled to an injunction restraining any violation of such Section or any other appropriate decree of specific performance, without showing any actual damage or that monetary damages would not provide an adequate remedy. Such remedies shall not be exclusive and shall be in addition to any other remedy which Buyer may have, including, without limitation, the right to monetary damages for the period preceding such specific enforcement. If any provision of this Section 6.08 is held to be unenforceable because of the scope, duration or area of its applicability, the court making such determination shall have the power to modify such scope, duration or area or all of them, and such provision shall then be applicable in such modified form.

6.09. WARN.

            For a period of at least 90 days following the Closing Date, Buyer agrees to continue to employ at least 75% of the Transferring Employees who were employed at each "single site of employment" (as such term is defined in 20 CFR
Section 639.3(i)) that is part of the U.S. Filtration and Minerals Business.

6.10. Refil, S.A. Commission Payments.

            Buyer will use its best efforts to assist Seller and its Affiliates in the collection of the Refil Debt, provided that Seller has provided Buyer with appropriate documentation indicating the consent of Refil to such arrangement. Until the Refil Debt has been paid in full, Buyer agrees to pay or cause its Affiliates to pay to Seller, the commissions owed by Buyer and/or its Affiliates to Refil and Eduardo R. Stover. Payment is to be made by wire transfer denominated in U.S. dollars to Seller's account no. 1990472, Mellon Bank, Pittsburgh, PA, ABA no. 04000261, or to such other account as Seller may from time to time specify. Buyer and its Affiliates will afford Seller or its authorized representatives access, during normal working hours, to inspect and audit its records, books and reports reasonably related to the Refil Debt and agree to retain said records until notified by Seller that the Refil Debt has been paid in full.

6.11. Reclamation.

            Within 15 days following Seller's receipt from time to time of Buyer's requests for reimbursements, Seller shall reimburse Buyer for 50% of the first $2,000,000 in direct costs which are incurred by Buyer in endeavoring to obtain all governmental agency or judicial approvals which are reasonably required to be obtained for a reclamation plan (as amended or revised from time to time) at the U.S. Filtration and Minerals Business' Lompoc, California facility, under the California Surface Mining and Reclamation Act, or which are required by Buyer in reclamation at such facility pursuant to the requirements of such reclamation plan (as amended or revised from time to time). Such direct costs shall include, without limitation, all those costs reasonably attributable to endeavoring to obtain such governmental agency or judicial approvals (e.g., reasonable attorneys' and consultants' fees, and costs of conducting an environmental impact report), and all those costs reasonably attributable to reclamation and which go beyond those practices currently followed in the ordinary course at the Lompoc facility. Seller's foregoing obligations pursuant to this Section 6.11 apply solely to costs which are incurred and claimed by Buyer no later than the date five years after the Closing Date. Buyer shall notify Seller from time to time, not less frequently than every 2 months, of direct costs for which Buyer seeks reimbursement and such notification shall include supporting documentation which reasonably describes the nature of the cost incurred and the basis on which Buyer is entitled to 50% reimbursement therefor pursuant to this Section
6.11. Buyer shall not be entitled to reimbursement for general overhead or other similar indirect costs. During normal business hours and upon reasonable advance notice, Seller shall have the right to inspect and audit Buyer's books, premises and records relating to such costs. Seller and Buyer understand that, at least initially, it will probably be cost effective and strategically prudent for Buyer to use as its counsel, in pursuing governmental approval of a reclamation plan, such California counsel as have represented or advised Seller in that matter. As part of the transfer of Assets pursuant to this Agreement effective upon the Closing Date, Seller agrees to consent to Buyer's use of such counsel and all other environmental outside counsel and consultants as have represented Seller in connection with the U.S. Filtration and Minerals Business.

6.12. Pumicite Deposit.

            (a) At any time prior to the tenth anniversary of the Closing Date, Seller shall have the option to purchase from Buyer or its affiliates the pumicite deposit located in Mankato, Kansas (the "Pumicite Deposit") for a cash purchase price of $100,000 in the event that (i) Buyer shall fail to develop the Pumicite Deposit within a reasonable time after being requested by Seller to do so, or (ii) Buyer shall give notice to Seller, as provided below, of its intent to transfer the Pumicite Deposit to an unaffiliated third party. Buyer agrees that (i) any transfer of the Pumicite Deposit will be made subject to the foregoing option and (ii) Buyer will give Seller 30 days notice prior to transferring the Pumicite Deposit to an unaffiliated third party.

            (b) Buyer agrees that if any time Buyer chooses to develop the Pumicite Deposit and market pumicite products, it will supply Seller or its affiliates with such products as Seller or such affiliates may reasonably request on commercially reasonable terms.

                     VII. CONDITIONS TO BUYER'S OBLIGATIONS

            The obligations of Buyer are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived in whole or in part by Buyer as provided herein.

7.01. Representations and Warranties True.

            The representations and warranties made by Seller in this Agreement, and the statements contained in the Schedules annexed hereto or in any instrument, list, certificate or writing delivered by Seller pursuant to this Agreement, shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, except for any representation or warranty made or given as of a specified date, which shall have been true and correct in all material respects as of such date; provided however, that for purposes of this Section 7.01, and without limiting any other rights of Buyer hereunder, the representations and warranties made in Section
4.10 shall be true and correct in all material respects as to the Real Property located in Lompoc, California only on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

7.02. Performance of Seller.

            Seller shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by it prior to or at the Closing.

7.03. Opinion of Counsel to Seller.

            Buyer shall have received an opinion of Davis Polk & Wardwell and an opinion of Jeffrey L. Brown, in-house counsel to Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer and its counsel.

7.04. Authorization of Sale of Assets; Consents.

            All notices by seller to, and declarations, filings and registrations by seller with, and consents, approvals and waivers from, governmental and regulatory authorities, and all consents, approvals and waivers from third parties, required by applicable law to consummate the transactions contemplated hereby or required under this Agreement to have been obtained prior to Closing or necessary to permit the continued operation of the U.S. Filtration and Minerals Business after the Closing in all material respects as heretofore conducted, shall have been made or obtained and any required waiting period shall have elapsed.

7.05. No Proceeding or Litigation.

            On the Closing Date (i) there shall be no injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided, or compels or may compel Buyer to dispose of or discontinue or hold separate any part of the business conducted by Buyer or any material part of the U.S. Filtration and Minerals Business as a result of or as a condition to the consummation of the transactions contemplated hereby, or restricts Buyer's operation of any material part of the U.S. Filtration and Minerals Business; (ii) there shall be no suit, action or other proceeding by the United States (or any agency thereof) or by any state (or any agency thereof) pending before any court or governmental agency, or threatened to be filed or initiated (but only if such threat is evidenced by an express oral or written notice received by Seller and Buyer of an intent to so file or initiate a suit, action or proceeding from, an officer of a governmental authority or agency who is reasonably believed by Buyer and Seller to be duly empowered and authorized to make such threat and cause such filing or initiation), wherein such complainant seeks the restraint or prohibition of the consummation of any material transaction contemplated by this Agreement or asserts the illegality of any material transaction contemplated hereby; and
(iii) there shall be no bankruptcy or other proceeding pending in which Seller or Manville is the debtor or any other proceeding by any state governmental authority seeking the appointment of a liquidator, conservator, receiver or similar person for Seller or Manville.

7.06. Simultaneous Closing of the Other Agreements.

            The Other Agreements of even date herewith shall have been executed and shall have closed in accordance with their terms at the Closing hereunder.

7.07. Documents.

            The Bills of Sale, deeds, instruments of assignment, other instruments of conveyance and transfer and all other documents to be delivered by Seller to Buyer at the Closing shall be in form and substance reasonably satisfactory to Buyer (except for agreements and documents attached hereto, which shall be in the form attached).

7.08. Surveys.

            At or prior to the Closing, Buyer and the Title Insurer shall have received surveys of all parcels of the Real Property located at Lompoc, California, except for mineral rights without accompanying surface rights (the "Surveys"), which Surveys shall be prepared, at Seller's sole cost and expense, in accordance with minimum standards detail requirements for ALTA/ACSM Land Title Surveys for Class C or Class D surveys, as appropriate, as adopted by the American Land Title Association on September 27, 1986. Each such Survey shall be certified in favor of Buyer and the Title Insurer.

7.09. Title Insurance Commitments.

            At or prior to the Closing, Buyer shall have received the firm commitment of the Title Insurer to issue ALTA Owner's Policies of title insurance for each parcel of the Real Property and any of the Leasehold Interests which are recorded in amounts equal to the approximate fair market value of such Real Property and Leasehold Interests as reasonably determined by Buyer subject only to the Title Insurer's printed form, exclusions, liens for Taxes not yet due and payable and such other exclusions from coverage as do not materially adversely affect the use or value of such Real Property or Leasehold Interest as currently used or reserved for use, together with survey endorsements with respect to the Lompoc, California Real Property, mechanics' lien endorsements in each case acceptable to Buyer and such other endorsements in each case as Buyer shall have reasonably requested.

7.10. Officers' Certificate.

            Seller shall have delivered to Buyer a certificate, dated the Closing Date and executed by its President and its Principal financial officer, certifying to the fulfillment of all conditions set forth in Sections 7.01 and
7.02 hereof. such certificate shall constitute representations of Seller as to the facts certified therein.

                    VIII. CONDITIONS TO SELLER'S OBLIGATIONS

            The obligations of Seller under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived in whole or in part by Seller as provided herein.

8.01. Representations and Warranties True.

            The representations and warranties made by each of Buyer and New Celite in this Agreement, and the statements contained in any instrument, list, certificate or writing delivered by Buyer or New Celite pursuant to this Agreement, shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, except for any representation or warranty made or given as of a specified date, which shall have been true and correct in all material respects as of such date.

8.02. Performance of Buyer and New Celite.

            Buyer and New Celite shall each have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by it prior to or at the Closing.

8.03. Opinion of Counsel to Buyer.

            Seller shall have received an opinion of Donovan Leisure Newton & Irvine, counsel to Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller.

8.04. Authorization of Sale of Assets; Consents.

            All notices by Buyer to, and declarations, filings and registrations by Buyer with, and consents, approvals and waivers from, governmental and regulatory authorities, required to consummate the transactions contemplated hereby or required under this Agreement to have been obtained prior to Closing or necessary to permit the continued operation the U.S. Filtration and Minerals Business after the Closing in all material respects as heretofore conducted, other than routine post-Closing notifications or filings, shall have been made or obtained and any required waiting period shall have elapsed.

8.05. No Proceeding or Litigation.

            On the Closing Date (i) there shall be no injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided, or compels or may compel Buyer to dispose of or discontinue or hold separate any part of the business conducted by Buyer or any material part of the U.S. Filtration and Minerals Business as a result of or as a condition to the consummation of the transactions contemplated hereby, or restricts Buyer's operation of any material part of the U.S. Filtration and Minerals Business; (ii) there shall be no suit, action or other proceeding by the United States (or any agency thereof) or by any state (or any agency thereof) pending before any court or governmental agency, or threatened to be filed or initiated (but only if such threat is evidenced by an express oral or written notice received by Seller and Buyer of an intent to so file or initiate a suit, action or proceeding from an officer of a governmental authority or agency who is reasonably believed by Buyer and Seller to be duly empowered and authorized to make such threat and cause such filing or initiation), wherein such complainant seeks the restraint or prohibition of the consummation of any material transaction contemplated by this Agreement or asserts the illegality of any material transaction contemplated hereby; and
(iii) there shall be no bankruptcy or other proceeding pending in which Buyer or New Celite is the debtor or any other proceeding by any state governmental authority seeking the appointment of a liquidator, conservator, receiver or similar person for Buyer or New Celite.

8.06. Officers' Certificate.

            Each of Buyer and New Celite shall have delivered to Seller a certificate, dated the Closing Date and executed by its President and its principal financial officer, certifying to the fulfillment of all conditions specified in Sections 8.01 and 8.02 hereof. Such certificate shall constitute representations, of Buyer and New Celite as to the facts certified therein.

8.07. Simultaneous Closing of the Other Agreements.

            The Other Agreements, of even date herewith, shall have been executed and shall have closed in accordance with their terms at the Closing hereunder.

8.08. Documents.

            All documents to be delivered by Buyer and New Celite to Seller at the Closing shall be in form and substance reasonably satisfactory to Seller (except for agreements attached hereto, which shall be in the form attached).

                   IX. SURVIVAL OF WARRANTIES, INDEMNIFICATION

9.01. Survival of Warranties.

            All representations and warranties made herein or in any Schedules, certificates or other documents delivered prior to or at the Closing or pursuant hereto shall survive the Closing hereunder for a period of two years, regardless of any investigation heretofore or hereafter made by or on behalf of any of the parties hereto.

9.02. Agreements to Indemnify.

            9.02(a). Indemnification by Seller. Subject to the conditions and provisions set forth herein (including, without limitation, Section 9.01), Seller agrees to indemnify, defend and hold harmless, Buyer and its affiliates (collectively, "Buyer Indemnitees"), from and against all demands, claims, actions, assessments, losses, damages, liabilities, reasonable costs and expenses, including, without limitation, interest, penalties and attorneys' fees and expenses, judgments and, subject to Section 9.03, amounts paid in settlement of or in connection with any threatened, pending or contemplated claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, or investigation, (the "Claims"), asserted against, resulting to, imposed upon or incurred by Buyer Indemnitees, directly or indirectly, arising from (i) any misrepresentations or breach of warranty on the part of Seller under this Agreement or any other agreement, certificate or instrument delivered by Seller pursuant to this Agreement; (ii) any material breach of any agreement of Seller or Manville contained in or made pursuant to this Agreement (except an agreement which, pursuant to the express terms of this Agreement, is not to survive and is to expire or be terminated upon the Closing or the termination of this Agreement); (iii) the operations of Seller or the operations of the U.S. Filtration and Minerals Business or the Assets, or any operations or facilities now comprising or heretofore associated with the U.S. Filtration and Minerals Business, prior to the Closing Date including, without limitation, anything arising out of the Excluded Liabilities (but excluding any liability arising out Of the Assumed Liabilities and any obligations of Buyer pursuant to the express terms of this Agreement) and (iv) any Tax of Seller or its affiliates imposed upon, assessed against or collected from or asserted against any Buyer Indemnitee (other than a tax of Seller or its affiliates which Buyer has agreed herein to pay). Any payments required to be made by Seller pursuant to this Article IX shall be paid to New Celite.

            9.02(b). Limitations on Indemnification by Seller. Notwithstanding anything to the contrary in Section 9.02(a):

      (i) To the extent that a Claim is incurred by a Buyer Indemnitee under
Section 9.02(a)(i) (or to the extent a Claim could be made under Section 9.02
(a)(i) and Section 9.02(a)(iii)), Seller shall be required to indemnify and hold harmless with respect to such Claim only if the aggregate amount of all such Claims exceeds an amount equal to $650,000 less the amount of all Claims incurred by Buyer Indemnitees as provided in the European Stock Purchase Agreement and the Joint Venture Stock Purchase Agreement, and then only with respect to Claims incurred in excess of such amount. In addition, Seller shall not be required to indemnify and hold harmless under Section 9.02(a) with respect to Claims incurred by any Buyer Indemnitee to the extent the aggregate amount required to be paid by Seller pursuant to Section 9.02(a) exceeds an amount equal to the Cash Purchase Price.

      (ii) Any claim for indemnification under Section 9.02(a)(i) shall be made in the manner provided in Section 9.03(a) within two years from the Closing Date (and no claim under Section 9.02(a)(i) shall be first made by any Buyer Indemnitee under Section 9.02(a)(i) thereafter).

      (iii) To the extent that a Claim incurred by a Buyer Indemnitee could be made under Sections 9.02(a)(i) or 9.02(a)(iii), any claim for indemnification under Section 9.02(a)(iii) shall be made in the manner provided in Section

9.03(a) within 2 years from the Closing Date (and no such claim under Section 9.02(a)(iii) shall be first made by any Buyer Indemnitee thereafter) unless such claim for indemnification arises from a threatened, pending or contemplated action, suit, proceeding or investigation initiated by a third party against such Buyer Indemnitee.

      (iv) Any claim for indemnification under Sections 9.02(a)(ii) or (subject to Section 9.02(b)(iii)) 9.02(a)(iii) shall be made in the manner provided in
Section 9.03(a) within ten years from the Closing Date (and no such claim under Section 9.02(a)(ii) or 9.02 (a)(iii) shall be first made by any Buyer Indemnitee thereafter) unless such claim for indemnification arises from the alleged defective design or hazardous or toxic nature of products or materials mined, manufactured, warehoused, handled, distributed or sold by the U.S. Filtration and Minerals Business prior to the Closing Date.

      (v) Any claim for indemnification under Section 9.02(a)(ii) or 9.02(a)
(iii) arising from the alleged defective design or hazardous or toxic nature of products or materials mined, manufactured, warehoused, handled, distributed or sold by the U.S. Filtration and Minerals Business prior to the Closing Date shall be made in the manner provided in Section 9.03(a) within fifteen years from the Closing Date (and no such claim under Section 9.02(a)(ii) or 9.02(a)
(iii) shall be first made by any Buyer Indemnitee thereafter).

      (vi) Any claim for indemnification under Section 9.02(a)(iv) shall be made in the manner provided in Section 9.03(a) prior to the expiration of the statute of limitations (as properly extended) applicable to either the Tax or the imposition upon, assertion against or collection from any Buyer Indemnitee of the Tax for which indemnification is sought under Section 9.02(a)(iv) (and no such claim under Section 9.02(a)(iv) shall be first made by any Buyer Indemnitee thereafter).

            9.02(c). Indemnification by Buyer. Subject to the conditions and provisions set forth herein (including, without limitation, Section 9.01), Buyer agrees to indemnify, defend and hold harmless Seller and its affiliates (collectively "Seller Indemnitees") from and against all Claims asserted against, resulting to, imposed upon or incurred by seller indemnitees, directly or indirectly, arising from any (i) Misrepresentations or breach of warranty on the part of Buyer or New Celite under this Agreement or

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any other agreement, certificate or instrument delivered by Buyer and New Celite pursuant to this Agreement; (ii) any material breach of any agreement of Buyer or New Celite contained in or made pursuant to this Agreement (except an agreement which, pursuant to the express terms of this Agreement, is not to survive and is to expire or be terminated upon the Closing or the termination of this Agreement); (iii) the operations of Buyer or the operations of the U.S. Filtration and Minerals Business or the Assets, or any operations or facilities comprising or associated with the U.S. Filtration and Minerals Business, after the Closing Date including, without limitation, anything arising out of the Assumed Liabilities (but excluding any liability arising out of the Excluded Liabilities and any obligations of Seller pursuant to the express terms of this Agreement); and (iv) any Tax of Buyer or its affiliates imposed upon, assessed against or collected from or asserted against any Seller Indemnitee (other than a Tax of Buyer or its affiliates which Seller has agreed herein to pay).

            9.02(d). Limitations on Indemnification by Buyer. Notwithstanding anything to the contrary in Section 9.02(c):

      (i) To the extent that a Claim is incurred by a Buyer Indemnitee under
Section 9.02(c)(i), Buyer shall be required to indemnify and hold harmless with respect to such Claim only if the aggregate amount of all such Claims exceeds an amount equal to $650,000 less the amount of all Claims incurred by Seller Indemnitees as provided in the European Stock Purchase Agreement and the Joint Venture Stock Purchase Agreement, and then only with respect to Claims incurred in excess of such amount. In addition, Buyer shall not be required to indemnify and hold harmless under Section 9.02(c) with respect to Claims incurred by any Seller Indemnitee to the extent the aggregate amount required to be paid by Buyer pursuant to Section 9.02(c) exceeds an amount equal to the Cash Purchase Price.

      (ii) Any claim for indemnification under Section 9.02(c)(i) shall be made in the manner provided in Section 9.03(a) within two years from the Closing Date (and no claims under Section 9.02(c)(i) Shall be first made by any Seller Indemnitee under Section 9.02(c)(i) thereafter).

      (iii) To the extent that a Claim incurred by a Seller Indemnitee could be made under Sections 9.02(c)(i) and 9.02(c)(iii), any claims for indemnification under Section 9.02(c)(iii) shall be made in the manner provided in Section

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

9.03(a) within two years from the Closing Date (and no such claim shall be first made by any Seller Indemnitee thereafter) unless such claim for indemnification arises from a threatened, pending or contemplated action, suit, proceeding or investigation initiated by a third party against such Seller Indemnitee.

      (iv) Any claim for indemnification under Section 9.02(c)(ii) or (subject to Section 9.02(d)(iii)) 9.02(c)(iii) shall be made in the manner provided in
Section 9.03(a) within ten years from the Closing Date (and no such claim under Section 9.02(c)(ii) or 9.02(c)(iii) shall be first made by any Seller Indemnitee thereafter) unless such claim for indemnification arises from the alleged defective design or hazardous or toxic nature of products or materials mined, manufactured, warehoused, handled, distributed or sold by the U.S. Filtration and Minerals Business following the Closing Date.

      (v) Any claim for indemnification under Section 9.02(c)(ii) or 9.02(c)(iii) arising from the alleged defective design or hazardous or toxic nature of products or materials mined, manufactured, warehoused, handled, distributed or sold by the U.S. Filtration and Minerals Business following the Closing Date shall be made in the manner provided in Section 9.03(a) within fifteen years from the Closing Date (and no such claim under Section 9.02(c)
(ii) or 9.02(c)(iii) shall be first made by any Seller Indemnitee thereafter).

      (vi) Any claim for indemnification under Section 9.02(c)(iv) shall be made in the manner provided in Section 9.03(a) within ten years from the Closing Date (and no such claim under Section 9.02(c)(iv) shall be first made by any Seller Indemnitee thereafter).

            9.02(e). Proration of Claims. In the event a Claim arises in part from the operations of the U.S. Filtration and Minerals Business or the Assets, or any operations or facilities now comprising or heretofore associated with the U.S. Filtration and Minerals Business, prior to the Closing Date, and in part from the operations of the U.S. Filtration and Minerals Business or the Assets, or any operations or facilities comprising or associated with the U.S. Filtration and Minerals Business, after the closing Date, the parties shall prorate such Claim on a fair and equitable basis.

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

9.03. Procedures Regarding Indemnification.

            9.03(a). If Buyer or Seller has actual knowledge that any Indemnitee has suffered or incurred any Claim, Buyer or Seller shall so notify the other promptly in writing describing such Claim, the amount thereof, if known, and the method of computation of such Claim, all with reasonable particularity and containing a reference to the provisions of this Agreement or other agreement, instrument or certificate delivered pursuant hereto in respect of which such Claim shall have occurred. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnitee intends to claim any liability or expense as a Claim hereunder, any such Indemnitee shall promptly notify the indemnifying party of such action or suit. An Indemnitee providing notice of the commencement of any action or proceeding will permit the party responsible for indemnification thereof (the "Indemnitor") to assume the defense of such action. Failure by Indemnitor to notify Indemnitee of its election to defend any such action within a reasonable time, but in no event more than 30 days after written notice thereof shall have been given to Indemnitor, shall be deemed a waiver by Indemnitor of its right to defend such action.

            9.03(b). If Indemnitor assumes the defense of any such Claim or litigation resulting therefrom, the obligations of Indemnitor as to such Claim shall be limited to taking all steps necessary in the defense or settlement of such Claim or litigation resulting therefrom and to holding Indemnitee harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by Indemnitor or any judgment in connection with such Claim or litigation resulting therefrom. Indemnitee may participate, at its expense, in the defense of such Claim or litigation provided that Indemnitor shall direct and control the defense of such Claim or litigation. Indemnitor shall not, in the defense of such Claim or any litigation resulting therefrom, consent to entry of any judgment or enter into any settlement other than a judgment or settlement, involving only the payment of money, except with the written consent of Indemnitee, which consent shall not be unreasonably withheld.

            9.03(c). If Indemnitor shall not assume the defense of any such Claim or litigation resulting therefrom, Indemnitee may defend against such claim or litigation in such manner as it may deem appropriate, provided that Indemnitee shall not settle such Claim or litigation without

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

providing notice and a description of the proposed settlement to Indemnitor. If Indemnitee shall not receive from Indemnitor within ten days of the date of notice of such proposed settlement a notice that Indemnitor reasonably objects to such proposed settlement accompanied by an acknowledgment by Indemnitor that the Claim or litigation which is subject of the proposed settlement is subject to indemnification pursuant to the provisions of this Article IX, Indemnitee shall be free to settle such Claim or litigation. In the case of any such settlement, Indemnitor shall promptly reimburse Indemnitee for the amount of all reasonable expenses, legal or otherwise, incurred by Indemnitee in connection with the defense against or settlement of such Claim or litigation. If no settlement of such Claim or litigation is made, Indemnitor shall promptly reimburse Indemnitee for the amount of any final judgment rendered with respect to such Claim or in such litigation and of all expenses, legal or otherwise, incurred by Indemnitee in the defense against such Claim or litigation, provided that Indemnitee has contested any such Claim or litigation in good faith.

            9.03(d). For purposes hereof, a judgment or decree of a court shall be deemed final when such judgment or decree may be enforced against the party bound thereby.

            9.03(e). Buyer and Seller agree that, to the extent permitted by applicable Tax laws, any indemnity payments paid under this Agreement shall be treated as an adjustment to the Cash Purchase Price.

                      X. TERMINATION, AMENDMENT AND WAIVER

10.01. Termination of Agreement.

            This Agreement may be terminated and the sale of the Assets contemplated hereby abandoned at any time prior to the Closing:

            10.01(a). By mutual written consent of the Boards of Directors of Buyer and Seller;

            10.01(b). By either Buyer or Seller, if the Closing shall not have occurred on or before September 30, 1991; and

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

            10.01(c). By either Buyer or Seller if any court of competent jurisdiction in the United States or any governmental authority in the United States shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

10.02. Procedure and Effect of Termination.

            In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by Buyer or Seller pursuant to Section 10.01 hereof, written notice thereof shall forthwith be given to each other party specifying the provision hereof pursuant to which such termination is made and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. In the event of such termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of the parties hereto (or their respective officers, directors of affiliates); provided, however, nothing herein shall relieve any party from liability for any breach of this Agreement.

10.03. Amendment, Extension and Waiver.

            This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto by their authorized representatives.

                                XI. MISCELLANEOUS

11.01. Legal and Other Fees.

            Except as set forth herein or in Section 11.02 hereof, each party shall bear all legal, banking and investment banking fees and other costs and expenses incurred or to be incurred by it in connection with this Agreement and the consummation of the transactions contemplated hereby. Seller shall bear all fees, costs and expenses associated with the Surveys and Buyer shall bear all fees, costs and expenses related to title insurance including, without limitation,premiums,endorsement charges and title closing costs.

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

11.02. Payment of Transfer Taxes and Tax Filings.

            11.02(a). Buyer and Seller shall each pay one-half of the Transfer Taxes imposed upon, or assessed upon or with respect to, the transfer of the Assets to Buyer and any Transfer Taxes to effect any recording or filing with respect thereto. Seller shall timely prepare and file any returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes, shall pay such Transfer Taxes when due and shall promptly following the filing thereof furnish a copy of such return or other filing and a copy of a receipt showing payment of any such Transfer Tax to Buyer. Promptly after Seller shall have furnished Buyer with a copy of each return or other filing and a copy of the receipt for payment therefor, Buyer shall remit to Seller one-half of the Transfer Tax shown on such receipt.

            ll.02(b). Each party agrees to furnish or cause to be furnished to the others, upon request, as promptly as practicable, such information and assistance relating to the Assets or the U.S. Filtration and Minerals Business as is reasonably necessary for the filing of all Tax returns, including any claim for exemption or exclusion from the application or imposition of any Taxes or making of any election related to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax return.

            11.02(c). The parties acknowledge that the Cash Purchase Price will be allocated among the Assets in accordance with section 1 of the Acquisition Related Agreement Among New Celite, Buyer and Manville. Buyer and Seller agree that they shall each prepare and file Internal Revenue Service Form 8594, as required by Section 1060 of the Code and the Treasury Regulations thereunder in a manner consistent with the foregoing allocation.

            ll.02(d). Seller and Manville shall each deliver to Buyer at or prior to the Closing an affidavit under penalties of perjury stating: (1) their name, address and taxpayer identification number and (ii) that neither is a "foreign person" within the meaning of Section 1445 of the Code.

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

11.03. Waiver of Compliance and Consents.

            Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefit thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.03. Notwithstanding the foregoing, the Closing of the transactions contemplated hereunder shall constitute a waiver of all conditions and all representations and warranties which are not to survive the Closing.

11.04. Assignment; Parties in Interest.

            11.04(a). This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations herein shall be assigned by any party hereto without the prior written consent of the other parties hereto. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto any rights or remedies hereunder except as provided in Section 9.02 hereof.

            11.04(b). Nothing provided in Section 9.02(a) or otherwise herein shall be deemed to reinstate, reaffirm or create rights in respect of the claims of or obligations to any person in respect of any liability or obligation discharged by, or assumed by the Manville Personal Injury Settlement Trust or the Manville Property Damage Settlement Trust pursuant to the Second Amended and Restated Plan of Reorganization of Manville Corporation and affiliated Debtors and/or the Order of Confirmation thereof of the United States Bankruptcy Court for the Southern District of New York dated December 22, 1986 (the "Order") and the order reaffirming provisions thereof, dated May 16, 1991. In the event a claim is made against Buyer or its successors, assigns or affiliates alleging successor, transferee or other liability relating to any such liability or obligation, Seller shall

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

undertake the defense of such claim in accordance with the procedures set forth in Article IX hereof, asserting, inter alia, as a defense to such claim the injunction contained in paragraph (29)(a) of the Order.

11.05. Bulk Sales Laws.

            Seller represents that the sale of the U.S. Filtration and Minerals Business contemplated by this Agreement does not contravene applicable bulk sales laws.

11.06. Entire Agreement.

            11.06(a). This Agreement and the Schedules and other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire undertaking of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties and their respective affiliates with respect to its subject matter other than the Confidentiality Agreement between Alleghany and Manville dated March 13, 1991, which shall remain in effect until the Closing and shall thereupon cease to be of any force and effect. In the event of any conflict or inconsistency between the express terms of this Agreement and the Schedules attached hereto the terms of this Agreement shall prevail.

            ll.06(b). Except for the representations and warranties contained in this Agreement, the Schedules hereto (to the extent they qualify this Agreement), any certificate delivered pursuant to Article VII, any agreement entered into pursuant hereto, any document described herein as previously delivered by Seller, and any document subsequently delivered by Seller pursuant hereto, Seller makes no representations or warranties and hereby disclaims any such representations or warranties by Seller or any officer, director, employee or agent of Seller with respect to this Agreement or the transactions contemplated hereby.

11.07. Headings.

            The Article and Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

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

11.08. Notices.

            All notices, claims, certificates, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given if personally delivered or on the date of receipt or refusal indicated on the return receipt if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

      (A) If to Seller:

                      Manville Corporation
                      717 17th Street
                      Denver, Colorado 80202
                      Attn: Corporate Secretary

          with a copy to:

                      Davis Polk & Wardwell
                      1 Chase Manhattan Plaza
                      New York, New York 10005
                      Attn: Joseph Rinaldi, Esq.

      (B) If to Buyer or New Celite:

                      Celite Corporation
                      c/o Alleghany Corporation
                      Park Avenue Plaza
                      33rd Floor
                      55 East 52nd Street
                      New York, New York 10055
                      Attn: Mr. David B. Cuming

          with a copy to:

                      Donovan Leisure Newton & Irvine
                      30 Rockefeller Plaza
                      New York, New York 10112
                      Attn: Robert M. Hart, Esq.

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above. For purposes of all notices and other communications under this Agreement, Buyer shall act on behalf of both itself and New Celite.

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

11.09. Confidentiality.

            11.09(a). Seller and its affiliates shall not, without the written consent of Buyer, disclose to any person, other than as required by court order or other legal compulsion (i) any confidential information provided to Buyer pursuant to the Joint Defense Confidentiality Agreement dated April 8, 1991 entered into by Heller, Ehrman, White & McAuliffe, counsel for Seller; Donovan Leisure Newton & Irvine, counsel for Alleghany and Joseph C. Shapiro, counsel for UNIMIN Corporation or (ii) any confidential information with respect to any of the products, services, customers, suppliers, financial information, marketing techniques, methods, trade secrets or future plans of the Filtration and Minerals Business; provided, however, that confidential information shall not include any information known or which becomes known generally to the public (other than as a result of unauthorized disclosure by Seller, its affiliates or any of their employees or representatives). Seller agrees that in the event that it becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any such information, it will provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other appropriate remedy and/or waive compliance with this provision. In the event that such protective order or other remedy is not obtained or Buyer does not waive compliance with the provisions of this Agreement, Seller will furnish only that portion of such information which it is advised by written opinion of its outside counsel it is legally required to furnish, and shall exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded ,the information so furnished. In such event, Seller will notify Buyer not later than the time of such disclosure of the nature and extent of such disclosure.

            11.09(b). Buyer and its subsidiaries and affiliates shall not, without the written consent of Seller, disclose to any person, other than as required by court order or other legal compulsion, any confidential information with respect to any of the products, services, customers, suppliers, financial information, marketing techniques, methods, trade secrets or future plans of Seller which do not relate to the Filtration and Minerals Business; provided, however, that confidential information shall not include any information known or which becomes known generally to the public (other than as a result of unauthorized disclosure by

Buyer, its affiliates or any of their employees or representatives). Buyer agrees that in the event that it becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any such information, it will provide Seller with prompt written notice of such requirement so that Seller may seek a protective order or other appropriate remedy and/or waive compliance with this provision. In the event that such protective order or other remedy is not obtained or Seller does not waive compliance with the provisions of this Agreement, Buyer will furnish only that portion of such information which it is advised by written opinion of its outside counsel it is legally required to furnish, and shall exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded the information so furnished. In such event, Buyer will notify Seller not later than the time of such disclosure of the nature and extent of such disclosure.

11.10. Governing Law and Submission to Jurisdiction.

            This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to its conflict of law rules. To the maximum extent permitted by law, the parties agree that all actions or proceedings arising in connection with this agreement shall be tried and determined only in the State and Federal courts located in the County of New York, State of New York. To the extent it may lawfully do so, Seller waives any right it may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section 11.10.

11.11. Seller's Knowledge.

            For purposes hereof, a matter shall be deemed to be "to the best of the knowledge" of Seller, and Seller shall be deemed to have "Knowledge of" a matter, if any one or more of Seller's officers, directors, or senior management of the U.S. Filtration and Minerals Business has current actual knowledge of the matter in question after due inquiry.

11.12. Counterparts.

            This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an

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original, but all of which together will constitute one and the same instrument.

11.13. Severability.

            If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of New Celite, Buyer and Seller as of the date first above written.

                                     CELITE HOLDINGS CORPORATION, a
                                        Delaware corporation

                                     By /s/ David B. Cuming
                                        ---------------------------------
                                     Name:  David B. Cuming
                                     Title: Vice President and Secretary
                                     Date:  July 2, 1991

                                     CELITE CORPORATION,
                                      a Delaware corporation

                                     By /s/ David B. Cuming
                                        ---------------------------------
                                     Name:  David B. Cuming
                                     Title: President and Treasurer
                                     Date:  July 2, 1991

                                     MANVILLE SALES CORPORATION, a
                                       Delaware corporation

                                     By /s/ Jeffrey L. Brown
                                        ---------------------------------
                                     Name:  Jeffrey L. Brown
                                     Title: Vice President
                                     Date:  July 2, 1991